As filed with the Securities and Exchange Commission, February 16, 1999
     Securities Act File No. 333-____________; Exchange Act File No. 0-29098

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                                  NAVIDEC, INC.
                  ---------------------------------------------
                 (Name of small business issuer in its charter)



         Colorado                         7373                      33-0502730
      (State or other              (Primary Standard              (IRS Employer
      jurisdiction of          Industrial Classification          Identification
     incorporation or                 Code Number)                   Number)
       organization)


                         14 Inverness Drive, Suite F-116
                               Englewood, CO 80112
                                 (303) 790-7565
                          (Address and telephone number
                         of principal executive offices)
                              ---------------------

                         14 Inverness Drive, Suite F-116
                               Englewood, CO 80112
                   (Address of principal place of business or
                      intended principal place of business)


                  Patrick R. Mawhinney, Chief Financial Officer
                                  NAVIDEC, Inc.
                         14 Inverness Drive, Suite F-116
                               Englewood, CO 80112
                                 (303) 790-7565
            (Name, address and telephone number of agent for service)
                              --------------------

                          Copies of Communications to:

                             Roger V. Davidson, Esq.
                     Ballard Spahr Andrews & Ingersoll, LLP
                          1225 17th Street, Suite 2300
                             Denver, Colorado 80202
                                 (303) 292-2400
          Approximate date of commencement of proposed sale to public:
    As soon as practicable after the registration statement becomes effective
                           --------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                                 CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                   Proposed Maximum     Proposed Maximum
Title of Each Class of Securities to be       Amount to be        Offering Price Per   Aggregate Offering        Amount of
               Registered                    Registered (2)            Share(1)               Price          Registration Fee
---------------------------------------- ----------------------- -------------------- --------------------- -------------------
Common Stock, no par value held by Selling
Security Holders                             700,000 Shares            $9.96875           $6,978,125              $1,940
---------------------------------------- ----------------------- -------------------- --------------------- -------------------

Common Stock underlying Warrants held by
Selling Security Holders                      70,000 Shares            $9.96875           $  697,812              $  194
======================================== ======================= ==================== ===================== ===================
TOTALS                                        770,000 Shares                              $7,675,937              $2,134
======================================== ======================= ==================== ===================== ===================

(1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c). The average of the high and low prices of the Common Stock as reported by the Nasdaq SmallCap Market on February 11, 1999 were used for the estimate.

(2) This registration statement covers an additional indeterminate number of shares of common stock which may be issued in accordance with Rule 416.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, dated February 16, 1999



                                   PROSPECTUS


                                  NAVIDEC, Inc.

                         770,000 Shares of Common Stock

     The shares of our common stock covered by this prospectus are being sold by the security holders listed under the heading "Selling Security Holders." These selling security holders previously received the shares of common stock from us or will receive these shares of common stock from us by exercising previously issued common stock purchase warrants. We will not receive any of the proceeds from the sales of the shares of common stock by the selling security holders. The selling security holders may sell these shares from time to time on the over the counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions.

     Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "NVDC." The closing sales price of our common stock on February 5, 1999, as reported by the Nasdaq SmallCap Market was $10.50.

     There are certain risks involved with the ownership of our common stock, including risks related to our business and the markets for our common stock. (See "Risk Factors" beginning on page 4.)

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.






               The date of this prospectus is _____________ ,1999

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

About this Prospectus                                                      2
Information Made Available to You                                          2
Prospectus Summary                                                         3
Risk Factors                                                               4
Use of Proceeds                                                           10
Our Business                                                              11
Management's Discussion & Analysis of Financial
  Condition and Results of Operations                                     31
Management                                                                36
Executive Compensation                                                    38
Security Ownership of Certain Owners and Management                       39
Selling Security Holders                                                  40
Plan of Distribution                                                      42
Certain Transactions                                                      43
Description of Securities                                                 45
Shares Eligible for Future Sale                                           46
Market for Common Stock and Related Shareholder Matters                   46
Legal Matters                                                             47
Experts                                                                   47
Securities And Exchange Commission Positio
  on Certain Indemnification                                              47
Index to Financial Statements                                            F-1


                              ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.



                        INFORMATION MADE AVAILABLE TO YOU


     This prospectus is part of a Registration Statement on Form SB-2 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

     We file annual reports, quarterly reports and current reports, proxy statements and other information with the SEC. Our file number is 0-29098.

     You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.     Northwest Atrium Center      7 World Trade Center
Room 1024                  500 West Madison Street      Suite 1300
Washington, D.C.  20549    Suite 1400                   New York, New York 10048
                           Chicago, Illinois 60661

     You can call the SEC at 1-800-732-0330 for further information about the public reference room.

     We are required to file electronic versions of these documents with the SEC. Those documents may be accessed through the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on the Nasdaq SmallCap Market. Reports, proxy and information statements and other information concerning us may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

     Information   about  us  is  also   available  at  our  Internet   site  at
http://www.navidec.com.

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 4.

About Us

     We are based in Englewood, Colorado. We are a provider of products and solutions that use Web-based technologies to achieve our customers' business objectives. We help customers nationwide define, develop and deploy successful online solutions. We provide our services and distribute our products to over 700 customers. We also serve as a distributor of various high computer technology and other computer related products through traditional and electronic channels.

     Our core abilities in Internet/Intranet technology and traditional computer related product marketing and distribution form our business model of providing complete Internet/Intranet solutions. Those solutions include the following:

          o    commercial Web site development,
          o design and implementation of intranet and extranet applications and tools,
          o    computer and network infrastructure equipment,
          o    software and services,
          o content creation and aggregation of information located on the Internet or intranet,
          o    electronic commerce, and
          o    product warehousing and delivery.

     Our principal sources of revenue are from the following:

          o product distribution from the resale of computer equipment, high computer technology peripherals and electronic components manufactured by independent vendors,
          o    services related to  Internet/Intranet  solutions,  and
          o license fees from recurring lead generation from our Wheels solution.

     Wheels primarily is a Internet solution for an online automotive sales Web site and is more fully described under "Our Business".

     Our principal business office is located at 14 Inverness Drive, Suite F-116, Englewood, CO 80112. The telephone number at that address is (303) 790-7565.

Forward-Looking Statements

     This prospectus contains forward-looking statements that concern our business. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including the following matters are forward looking statements:

          o    future capital costs of research and development,
          o    the size of various markets,
          o    market share,
          o    project margins,
          o    repayment of debt,
          o    business strategies, and
          o    expansion and growth of our operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of the following:

          o    historical trends,
          o    current conditions,
          o    expected future developments, and
          o    other factors we believe are appropriate in the circumstances.

Such statements are subject to:

o    a number of assumptions including the following,
          o risks and uncertainties, including the risk factors in this prospectus,
          o    general economic and business conditions,
          o the business opportunities that may be presented to and pursued by us,
          o changes in laws or regulations and other factors, many of which are beyond our control, and
          o    availability to obtain project financing on favorable conditions.

You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

The Offering

Shares of common stock outstanding prior to this offering          4,960,024

Shares of common stock offered by this prospectus, including
  common stock underlying warrants                                  770,0000

Nasdaq SmallCap Market symbol for our common stock                      NVDC

Summary Financial Information

     The following tables set forth summary financial information and other equity information about us. You should read this summary information in conjunction with the more detailed financial statements and related notes in this prospectus. The information provided below is in thousands, except share and per share data.

                                     Fiscal Year Ended        Nine Months Ended
Statement of Operations Data         December 31, 1997       September  30, 1998
----------------------------         -----------------       -------------------

  Net Revenues                         $  6,008                     $5,678
  Operating Loss                         (2,578)                    (1,551)
  Net Loss                               (4,107)                    (1,656)
  Loss Per Share                          (1.47)                      (.50)
  Weighted Average Shares
    Outstanding                       2,799,526                  3,335,000

Balance Sheet Data
------------------

  Cash                                     $369                       $395
  Working Capital                           678                        922
  Total Assets                            3,099                      3,907
  Long-Term Liabilities                     310                         69
  Stockholders' Equity                    1,550                      1,745

                                  RISK FACTORS

     Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following factors risk factors.

We Are Subject to the Risks Associated with a New Business Enterprise

     Although we have been in business since July 1993, our business has only recently expanded into the following businesses relating to the Internet and intranets:

          o    infrastructure equipment,
          o    software and services,
          o content creation and aggregation of information located on the Internet or intranet, and
          o    electronic commerce and distribution.

As a result of this expansion, we are subject to all the risks associated with a new business enterprise. The likelihood of our success should be considered relative to the problems frequently encountered in connection with the operation and development of a new business and the competitive environment in which we operate.

We Have Incurred Operating Losses and We May Incur Continued Losses for the Foreseeable Future

     We have only a very limited operating history in our Internet/Intranet solutions business upon which to base any evaluation of our performance and prospects in such business. Although there has been growth in annual revenue, we incurred losses and experienced negative cash flow during the year ended December 31, 1997 and for the nine months ended September 30, 1998. We plan to focus in the near future on growing our Internet/Intranet solutions business and increasing our distribution activities. In order to do so, we must increase significantly our expenses for personnel, marketing, equipment and other product purchases. In addition, we may experience fluctuations in future operating results due to a variety of factors including the following:

          o    general economic conditions,
          o    specific economic conditions in the Internet industry,
          o capital and other costs relating to the expansion of operations, and
          o    the mix of services and distribution channels offered by us.

Many of those factors are out of our control. There can be no assurance that our operations will generate sufficient revenues to become profitable.

We May Be Required to Seek Additional Financing or Curtail Our Operations

     Our capital requirements have been and will continue to be significant. Prior to our initial public offering, we had been dependent primarily on bank loans and loans from our affiliates and employees to fund our capital requirements. We have more recently depended on proceeds from offerings of our securities to fund our ongoing operations. We anticipate that the proceeds from those offerings, together with the projected cash flow from our operations, will be sufficient to fund our operations during 1999.

     We however may be required to seek additional financing or curtail our operations and/or expansion activities if any of the following occur:

          o    in the event that our business plans change,
          o    there are any delays in expanding our business,
          o    our projections prove to be inaccurate, or
          o the proceeds from our recent offerings of securities prove to be insufficient.

     Any additional equity financing may involve substantial dilution to our then-existing shareholders. We have no current arrangements for, or readily available sources of, additional financing. There also can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. Even if we are able to expand our business, there is no assurances that we will be successful or that investors will derive a profit from an investment in us.

We Operate in A Developing Market and the Market for Our Products is Unproven

     The Internet represent markets for our products and services which have only recently begun to develop. These markets are rapidly evolving and are characterized by low barriers to entry and an increasing number of market entrants who have introduced or developed a wide variety of products and services for communication, information and commerce. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for new products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet and Web use. Those issues include the following:

          o    security,
          o    reliability,
          o    compatibility,
          o    cost,
          o    difficulty in obtaining user demographic information,
          o    difficulty of use and access, and
          o    quality of service

     There can be no assurance that marketing or commerce over the Internet will become widespread, or that products and services which we are developing for use on the Internet will become accepted. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be reluctant to adopt a new strategy that could make their existing products and infrastructure obsolete. Because the market for our products and services is new and evolving, it is also difficult to predict with any assurance the future growth rate, if any, and the size of the market for our products. There can be no assurance of the following:

          o that the market for our products and services will continue to expand,
          o    that the Company's products or services will be accepted,
          o that individual personal computer users in business or at home will use the Internet, or
          o that people will use our products and services for commerce, information and communication.

     If a significant market develops more slowly than expected or becomes saturated with competitors, or if our products do not achieve market acceptance, our business, operating results and financial condition will be materially adversely affected.

Risks Relating to Our Competition and the Dynamic Market in Which We Operate

     General Characteristics of Our Competitors

     Existing competitors to our Internet/Intranet solutions business include Online Systems Services, Inc., Eagle River Interactive, Inc. and Open Market, Inc. All of these companies are public companies traded on the NASDAQ system. We also compete with a large number of regional firms providing similar services. Potential competitors in this business include browser software vendors, PC and UNIX software vendors and on-line service providers. Additional competition comes from the following:

          o    numerous client/server  companies,
          o    database companies,

          o    multimedia companies,
          o    advertising agencies,
          o    document management companies,
          o    networking software companies,
          o    network management companies, and
          o    educational software companies.

     In a broader sense, we may compete with the more traditional advertising and distribution mediums, such as radio, television and mail order outlets.

     Potential competition also comes from our clients, who could choose to address their Internet/Intranet needs through in-house personnel. Some of our current and many of our potential competitors have the following characteristics:

          o    longer operating histories,
          o    greater name recognition,
          o    larger  installed  customer bases,  and
          o    significantly greater financial,
          o    technical and marketing resources than ours.

     A large number of companies act as re-marketers of computer networks, graphics equipment and components, and our competition in the high computer technology product distribution business is therefore also intense. In some instances, we, in acting as a re-marketer, may compete with the original manufacturer.

     The market in which we operate is are characterized by low financial barriers to entry and frequent introductions of new products. We therefore expect competition in our business to increase in the future. There can be no assurance that we will be able to successfully compete in our business. Although we believe that we have the requisite management, technical and creative abilities to successfully compete, the intense level of competition in our business could materially adversely affect our future operating results and financial condition.

     Competition in Our Internet/Intranet Solutions Business

     There is a risk that our competitors may out perform us in the competitive factors affecting our Internet/Intranet solutions business. Those factors include the following:

          o    core technology,
          o    breadth of services offered,
          o    creative and artistic ability,
          o    marketing and distribution resources,
          o    customer service and support, and
          o    price.

     Competition in Our Product Distribution Business

     There is a risk that our competitors may out perform us in the competitive factors affecting our product distribution business. Those factors include the following:

          o    technical expertise,
          o    breadth of products offered,
          o    product quality,
          o    performance and reliability,
          o    price,

          o    name recognition,
          o    customer service and support, and
          o    access to distributon channels.

         Competition in Our Automotive Solutions Business

     There are numerous online automotive sales Web sites on the Internet with which we compete. Other online auto sales products include Carpoint, Auto-by-Tel, AutoConnect, and AutoVantage. A few Internet developers are also attempting to sell online sales products to media, but none offer the total sales solution that Wheels offers to ensure that dealers sell vehicles. Wheels includes important add-ons such as touch-screen kiosks that maybe located in various public places and mobile sales laptops that may be carried by auto salespersons. Another important distinction is that we understand the auto sales process and even train dealers to help them sell more autos from the leads generated by Wheels.

Our Products are Affected by Rapid Obsolescence and Technological Change

     The market for our Internet/Intranet solutions is characterized by rapidly changing technology, frequent introductions of new products and evolving industry standards. Those factors result in product obsolescence and short product life cycles. Accordingly, our success is dependent upon our ability to anticipate technological changes in the industry. We must continually identify, obtain and successfully market new products and services that satisfy evolving technologies, customer preferences and industry requirements. There can be no assurance that competitors will not market products and services which have perceived advantages over our products or which render products and services to be offered by us obsolete or less marketable.

We Depend on Internet Infrastructure and Access

     Our revenues will depend in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic. Notwithstanding current interest and worldwide subscriber growth, the Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or complementary products, such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other open area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed or, if developed, that the Internet will in fact become a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, our business, operating results and financial condition will be materially adversely affected.

Effectively Managing Our Growth May Be Difficult

     Our rapid growth and plans for further growth have placed, and are expected to continue to place, a significant strain on our administrative, operational and financial resources. Our ability to sustain growth effectively will depend on our ability to manage growth and to train, motivate and manage our employees. Currently, we rely on a limited staff which is responsible for all of our activities, including the following:

          o    sales and promotion,
          o    client planning,
          o    product distribution, and
          o    technical development of products for clients.

     Many of the staff members are currently performing a combination of these functions. Our continued growth will require us to recruit and hire new technical, sales and marketing personnel so that the staff can be better specialized to market our services and serve client needs. Market competition for the services of the limited number of people who are capable of performing our technical services is intense. The inability to recruit, hire and retain necessary personnel or unexpected expansion difficulties could adversely affect our business, operating results and financial condition.

We Depend on Relationships With Our Clients and Suppliers

     We maintain many important relationships with our clients and suppliers. These relationships often result in opportunities for expanding the Company's client base, technical capability and revenue base. The most significant of these relationships are with Banc One, Bluestone, Sun Micro Systems, Netscape and Sybase. While we have contracts with most of these companies, none of the contracts are exclusive and for the most part these companies are free to terminate their relationship with us at any time. The termination or deterioration of one or more of these relationships could have a material adverse effect on our business, operating results and financial condition.

We Depend on Recurring Revenues

     A substantial part of our income is derived from the recurring revenues associated with sales of supplies to existing clients and periodic maintenance and upgrades to Internet and Intranet sites. Our clients are not required to purchase supplies from us and may find another source for such supplies. Our clients' need for such supplies may also diminish or disappear as a result of technological advances or changes in customer use of hardware. In addition, most of our Internet/Intranet solutions clients are not required to utilize us for periodic maintenance and updates to their Internet and Intranet sites. Although many of the sites designed for our clients contain proprietary tools licensed by us to such clients only so long as we maintain such sites, such clients are nonetheless free to take the information content of their sites to their own servers or servers maintained by our competitors. The loss of clients who provide recurring revenues could have a material adverse effect on us.

We May Not Be Able to Protect Our Proprietary Rights and We May Infringe the Proprietary Rights of Others

     We presently have no patents with respect to our proprietary technology. Instead, we currently rely upon the following to protect our proprietary technology:

          o    copyright and trademark laws,
          o    trade secrets,
          o    confidentiality procedures, and
          o    contractual provisions.

     Those items afford only limited protection to protect our proprietary technology. There can be no assurance that our measures to protect our current proprietary technology will be adequate to prevent misappropriation of such technology. There is also no assurance that our competitors will not independently develop or patent technology that is substantially equivalent or superior to our technology.

     Although we believe that our products and technology do not infringe upon the proprietary rights of any third parties, there can be no assurance that third parties will not assert infringement claims against us. Similarly, infringement claims could be asserted against products and technology that we license, or have the rights to use, from third parties. Any such claims, if proved, could materially and adversely affect our business and results of operations. Although any such claims may ultimately prove to be without merit, the time management spends addressing such claims and the legal costs associated with such claims could materially and adversely effect our business and results of operations.

Dependence on Key Personnel

         Our success depends to a significant extent on the continued service of certain key management personnel. In particular, we rely on Ralph Armijo, our President and Chief Executive Officer. The loss or interruption of Mr. Armijo's services, for whatever reason, would have a material adverse effect on us. In

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



the event of the loss of services of Mr. Armijo, no assurance can be given that we will be able to obtain the services of adequate replacement personnel. The loss or interruption of the services of any of our other senior management personnel would also have an adverse effect on us. We have entered into an employment agreement dated May 1, 1998 with Mr. Armijo. We also currently maintain a $2 million life insurance policy on his life. However, no assurance can be given that we will be able to keep such policy in effect. We do not maintain life insurance policies for any of our other executive officers.

Government Regulation and Legal Uncertainties

     We currently are not subject to direct regulation by any government agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering the following issues:

          o    user privacy,
          o    unsolicited marketing,
          o    pricing and characteristics, and
          o    quality of products and services.

     The adoption of any such laws or regulations may decrease the growth of the Internet. Such laws could in turn cause the following:

          o    decrease the demand for our products,
          o    increase our cost of doing business, or
          o or otherwise have an adverse effect on our business, operating results or financial condition.

     Moreover, the applicability to the Internet of existing laws governing issues such as real and intellectual property ownership, libel and personal privacy is uncertain. That uncertainty may affect our business, operating results and financial condition.

Elimination of Our Directors' Liability

     Our Articles of Incorporation contain a provision eliminating a director's liability to us or our shareholders for monetary damages for a breach of fiduciary duty. However, a director's liability is not eliminated in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation also obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. While we believe that these provisions are very standard and necessary to assist us in attracting and retaining qualified individuals to serve as directors, they could also serve to insulate our directors against liability for actions which damage us or our shareholders.

We May Be Significantly Influenced by the Stock Ownership of Our Officers and Directors

     Based upon the 4,960,024 shares of common stock being outstanding as of February 8, 1999, our officers and directors, as a group, beneficially owned and controlled 28.0% of outstanding common stock. In addition, cumulative voting is not permitted with respect to our common stock. Cumulative voting provides that a shareholder can cast votes in the election of directors equal to the number of shares owned by such shareholder multiplied by the number of directors to be elected to a single candidate or among the candidates as the shareholder wishes. As a result, our officers and directors acting together, will be able to exercise significant influence over all matters requiring stockholder approval even though they do not own a majority of our common stock. Those matters include the election of directors and the approval of significant corporate transactions.

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


No Dividends on Our Common Stock

     We have not previously paid any cash or other dividends on our common stock and do not anticipate payment of any dividends for the foreseeable future. We anticipate that any earnings would be retained by us to finance our operations and future growth and expansion.

The Price of Our Common Stock is Volatile

     The  trading   prices  of  our  common  stock  could  be  subject  to  wide fluctuations in response to the following:

          o quarterly variations in actual or anticipated results of our operations,
          o    changes in analysts' earnings estimates,
          o announcements of technological innovations or new products or services by us or our competitors,
          o general conditions in the Internet or other high computer technology industries, or
          o    other factors.

     In addition, the securities markets frequently experience extreme price and volume fluctuation which affect market prices for securities of companies generally, and technology companies in particular. Such fluctuations are often unrelated to the operating performance of the affected companies. Broad market fluctuations may adversely affect the market price of our common stock.

Possible Adverse Effects on Our Common Stock Due to Shares Eligible for Future Sale

     We currently have 4,960,024 shares of common stock outstanding. 1,948,128 shares of our common stock are freely tradable without restriction or further registration. The remaining 3,012,076 shares of common stock are "restricted securities" as that term is defined under Rule 144 of the Securities Act of 1933 and may only be sold by a registration statement under the Securities Act or under another exemption under the Securities Act. No prediction can be made as to the effect, if any, that sales of shares of common stock or even the availability of such shares for sale will have on the market prices of the our common stock prevailing from time to time. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities. See "Shares Eligible for Future Sale."

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling security holders.

                                  OUR BUSINESS

Overview

     We were organized as ACI Systems, Inc. in July 1993 and changed our name to NAVIDEC, Inc. in July 1996. We merged with Interactive Planet, Inc., a designer and developer of Internet World Wide Web sites, in July 1996. We issued an aggregate of 678,877 shares of common stock to the shareholders of IPI and a promissory note in the amount of $75,000 to one shareholder of IPI in exchange for all of the issued and outstanding stock of IPI. We acquired TouchSource, Inc., a designer and developer of interactive Kiosks, in July 1997. We issued an aggregate of 207,000 shares of common stock to the shareholders of TS and TS was merged into us in exchange for all of the issued and outstanding stock of TS. The merger and acquisition were consummated in order to expand our business model of combined expertise in traditional marketing and distribution and Internet/ Intranet technology. Effective as of December 31, 1998, we acquired Lease Source, Inc. and Car Wizard, Inc., two automotive information web site businesses. See "Recent Developments."

     Our strategy is to increase revenue generated by our two core businesses of Internet/Intranet solutions and product distribution. We have built and intend to continue to build an infrastructure that assumes this strategy will succeed. Management believes that, based on the current product mix, our Wheels solution provided for the majority of our increased revenues in 1998 and will continue to for years to follow. The Wheels solution combines our two core businesses of Internet/Intranet solutions and product distribution. Wheels is designed on a state of the art platform that allows it to distribute electronic information out to consumers through the following:

          o    regional Wheels Web sites,
          o    individual dealer Web sites,
          o    remote automotive kiosks, and
          o    in mobile sales laptops.

     Our failure to achieve this strategy could have a material adverse effect on our business, financial condition, and results of operations.

     We recognize revenue upon delivery of our Internet/Intranet solutions and product distribution goods. Internet/Intranet solutions generally begin with consulting arrangements that are billed on an hourly basis and progress to a bid for a proposed project. Deposits are then taken upon acceptance of the bid. Most of our customers elect to update and expand their Web sites frequently. Clients are billed monthly on a time and materials basis for those services. Additional sources of ongoing revenue include the following:

          o    revenue from advertising sold by our clients' Web sites,
          o revenue from sales of merchandise, and services over our clients' Web sites, and
          o    revenue from maintenance and hosting of our clients' Web sites.

RECENT DEVELOPMENTS

     On August 5, 1998, we announced that we signed a letter of intent to merge with VSI Holdings Inc. VSIH is engaged in the business of providing the following technology and systems for relationship marketing,

o         entertainment products,
o         education and training for clients.

     On August 20, 1998, we announced that discussions relating to the potential merger with VSIH were suspended and that we do not have any plans to renew the negotiations. On August 31, 1998 in consideration for a $800,000 loan from VSIH, we granted options to purchase 177,165 shares of our common stock at $4.50 per share and 354,350 shares of our common stock at $6.50. All of those options become exercisable on December 31, 1999. We determined that the fair market value of the options was $300,000 and accordingly discounted the VSIH loan of $800,000 to $500,000. The $300,000 loan discount is being amortized over the four month term of the loan.

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


     Effective as of December 31, 1998, we acquired Ohio-based LeaseSource, Inc. and CarWizard, Inc. We believe these companies operate two of the Internet's top automotive information web sites-LeaseSource.com and CarWizard.com. That acquisition brings certain existing relationships of LeaseSource, Inc. and CarWizard, Inc. with industry leaders into our successful Automotive Group. Those relationships are with the following companies:

          o    Excite,
          o    Netscape,
          o    Prodigy, and
          o    Motor Trend.

     We acquired the two companies for 250,000 shares of our common stock. In addition, shareholders of LeaseSource and CarWizard will be entitled to an earn-out based on the profitability of the two companies. We will continue operating LeaseSource.com and CarWizard. com, while expanding the custom relicensing of the content and technology behind the sites. We believe that the new technology will make us one of the nation's leading providers of retail automotive Internet solutions when combined with Navidec's existing USWheels.com program. There is not however any assurance that our beliefs will prove to be correct.

     LeaseSource.com offers consumers general leasing information as well as current information on leasing, specials and industry-standard residual values. The site was named Kiplinger's automotive leasing site of the year in 1997 and is also recommended in numerous publications including Consumer Reports, Motor Trent, Automobile and Money.

     Launched in early 1998 and already receiving more than 4.5 million page views per month, CarWizard.com offers Internet users accurate research available on new and used vehicles. The site quickly has become one of the top auto information sites on the web and is the automotive research provider for our USWheels.com Auto Research Center.

     Founded by nationally recognized consumer leasing expert Michael Kranitz in October 1997, LeaseSource, Inc. and CarWizard, Inc. achieved a 275 percent increase in monthly revenues with expected 1998 revenues of more than $600,000. The companies were profitable from their inception with gross margins of 80 percent. As divisions of ours, they are expected to generate revenue in excess of $1.7 million in 1999.

     As part of the acquisition, both companies became a part of our Automotive Group and Michael Kranitz became a vice president and board member for us.

     We are considering a plan to establish a separate entity for our Internet based auto buying solutions which include USWheels.com, CarWizard.com and LeaseSource.com. We may decide to spin off the automotive group to take advantage of the high demand for online car buying providing consumers with a convenient method to research, find and finance new and used cars.

BUSINESS STRATEGY

     Our goal is to enhance our position as a leading provider of comprehensive networking and electronic marketing and distribution solutions to regional, national and international clients. To achieve this objective, we are pursuing the following strategies:

     We Leverage Our Expertise and Core Competencies

     We leverage our expertise in two core businesses, high computer technology product distribution and Internet/Intranet solutions, into complete electronic marketing and networking solutions. Our solutions span all segments of the commercial Internet industry, including the following:

          o    networking equipment and routers,
          o    Internet software,

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


          o    Internet/Intranet design and implementation,
          o    Internet/Intranet content creation and aggregation, and
          o    promotion.

     We believe that our ability to offer this full range of Internet/Intranet products and services as well as traditional distribution and marketing services is unique in our industry.

     We Exploit Recurring Revenue Streams

     We emphasize ongoing services to our Internet/Intranet solutions clients. Those services are a source of recurring revenues often well in excess of the fees associated with initial Web site development. Our primary focus has been on our Wheels solution. Wheels provides recurring revenues from lead fees paid by automotive dealers, and hosting and maintenance fees paid by our media partner such as a regional newspaper, television or radio station. Wheels was introduced in the fourth quarter of 1997. The Wheels solution is more thoroughly described under "Wheels."

     We Develop Strategic Relationships

     We have developed technology, marketing and distribution relationships with a number of leading companies. Important relationships include those with the following companies:

          o    Banc One Credit,
          o    AT&T,
          o    Silicon Graphics,
          o    Sybase, and
          o    Netscape.

     Our USWheels.com regional online auto shopping network is sponsored by us and Banc One Credit in markets nationwide. In December 1998, we entered into a five year contract with Banc One to continue a national rollout of USWheels.com auto shopping web sites. Banc One Credit has offices in 48 states. Banc One Credit Company is a subsidiary of Banc One Corporation headquartered in Columbus, Ohio. It is one of the largest finance companies in the United States and is a holding company of eight units. Banc One chose our "Wheels" solution after two years of reviewing other automotive solutions. The choice of our solution was based on our ability to sell cars for dealers, and Banc One's belief that Wheels could increase its indirect automotive lending.

     As a result of our technical expertise, we have been designated as a Netscape Commercial Applications Products Provider Partner. That designation is Netscape's top reseller designation and allows us to offer all of Netscape's high-end commercial Internet software products to our clients. These and other strategic relationships have fueled much of our recent growth. Management expects those relationships to continue to generate additional clients and revenue. The Wheels solution provides us revenue from one time fees and recurring monthly fees. The one time fees come from license fees for each region, one time setup fees from dealers, and training fees. Recurring fees come from customer lead and lookup fees, monthly fees which come from dealers and monthly fees charged to regional media partners.

     We Emphasize Client Return on Investment

     We furnish clients with solutions which are designed to provide a return on their investment through the following:

          o    generation of leads,
          o    increased sales,
          o    reduced personnel expenses, and/or
          o    improved communications within their company.

     We also intend to emphasize hardware solutions such as on - and off-site free standing kiosks which include a computer terminal linked to the Wheels Web site of the client. Those kiosks are designed to expand the audience for the client's electronic marketing presence.

     We Promote Intranets

     We believe that many companies can benefit from the ease of use and familiarity of a Web-style interface for their internal networks. Intranets can provide an open, non-proprietary enterprise interface to a closed, proprietary existing database system. Intranets thereby avoid the need to replace the entire existing system when an updated enterprise interface is desired. We have implemented a major Intranet system for KN Energy and Merrick Engineering and intend to promote our expertise in this area to other large companies with a need for an easy to use internal network interface.

     We Expand Traditional Distribution Channels

     To date, distribution of high computer technology products and related services have accounted for the substantial majority of our revenue. We intend to expand our high computer technology product distribution business through solution selling, which will combine our software development and hardware sales. We also plan to implement and promote our own Internet Web site for direct sales of high computer technology products.


Internet/Intranet Industry Overview

     The Internet Generally

     The Internet is a network of computer networks that are both commercially and publicly owned. The networks all use a common set of nonproprietary networking protocols. This commonality of protocols provides what appears to the Internet user to be a seamless, integrated virtual network notwithstanding the differences in the computer hardware and communications systems underlying the Internet. Although the individual networks comprising the Internet are privately owned, no one organization owns or controls the Internet. Any network may join or remove itself from the Internet at any time and this open access has allowed the Internet to grow exponentially as a resource in the United States and world-wide. Each new network (or individual connecting through a network) becomes not only a consumer of information available on the Internet but also a potential information or content provider to other users of the Internet. Internet networks are connected in a variety of ways, including the following:

          o    regular analog phone lines,
          o    high-speed digital lines,  and
          o    fiber optic links.

The Internet permits users to do the following:

          o    communicate electronically,
          o    share or publish information,
          o    download software, and
          o    participate in commercial transactions.

Internet data packets are transferred through flexible routing protocols which allow signals to reach their destinations even though portions of the network may be down or overburdened. Nonetheless, because of the rapidly growing traffic on the Internet, users sometimes report significant delays in data transfer and some loss of data. There is a risk that as the Internet grows in popularity, its infrastructure will become overwhelmed to the point where its functionality is impaired, perhaps significantly. Most Internet users connect to the Internet through one of a rapidly growing number of local and national Internet Service


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

Providers because connecting directly to the Internet requires expensive equipment and considerable technical expertise Those ISPs include the major on-line services such as America Online and CompuServe. We are not an ISP.

     The World Wide Web Generally

     Much of the recent growth in Internet use has been attributable to a network of servers and information available via open protocols known as the World Wide Web. The Web can be accessed through software programs such as Netscape Navigator and Microsoft Explorer. Those browsers allow non-technical users to exploit the capabilities of the Internet. The Web enables users to find, retrieve and link to multimedia content on the Internet with easy to use graphical interfaces. Electronic documents are published on Web servers in a common format called hypertext markup language, or HTML. Web software browsers can retrieve these documents across the Internet by making requests through a standard communications protocol called Uniform Resource Locators, or URLs.

     The technical capabilities of the Web together with the increasing availability of user-friendly navigational and utility tools and search engines such as Yahoo, Excite, Webcrawler, Magellan and Alta Vista are responsible for the rapid growth in the popularity of the Web as a distribution channel. In March 1997, International Data Corporation estimated the number of commercial sites on the World Wide Web is doubling every six months and came to more than 45,000 in 1996 and predicted that the number of business sites would reach 100,000 by 2000.

     The term Web site is commonly used to describe the computer screen layouts and the file server computer that are accessible by users of the Web. Typically, a Web site has a collection of Web pages which may contain the following:

          o    text,
          o    graphics,
          o    pictures,
          o    sound,
          o    animation,
          o    video, or
          o    other multimedia content.

     One important feature of the HTML format is that it allows a Web user to travel to other sites simply by selecting with a mouse or other pointing device a text or graphic marker on the current Web page. In this manner, users can quickly and effortlessly connect to Web pages that are part of the same Web site or to Web pages located on servers in another continent. Web sites vary significantly in their complexity and interactivity. A simple Web site may have only text in outline form. More complex sites may have full multimedia content. Web sites may also vary in their level of interactivity with the user. Many Web sites are for information only, while others allow the user to interact with, enter and process information.

     Commercial Uses of the Internet

     Commercial uses of the Internet include the following:

          o    business-to-business and business-to-consumer transactions,
          o    product marketing,
          o    advertising,
          o    entertainment,
          o    electronic publishing,
          o    electronic services, and
          o    Internet support.

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


     We view the Internet and in particular the Web as presenting significant opportunities for electronic marketing, sale and distribution of products. In our view, the Internet's benefits include:

          o    Low cost in comparison to other marketing channels.
          o    Direct marketing of products and services.
          o    Audio/visual display and demonstration of products.
          o Ability to capture orders electronically at significantly lower personnel costs than traditional order-taking.
          o    Provision  of  client   services  such  as  order   tracking  and
               trouble-shooting.
          o Immediate fulfillment and satisfaction of certain orders, such as software and information deliverable electronically.
          o    Customer convenience (24-hour, 7 days a week access).
          o    Potential for narrowly-targeted marketing.

     A number of companies have developed systems to maintain the security of transactions on the Internet and we have developed our own proprietary merchandise engine which provides security for order-taking functions. There can however be no assurance that breaches in transaction security will not have an adverse effect on the growth and viability of on-line commerce.

     Intranets

     A number of companies have implemented internal networks, or Intranets, because of the ease of use and widespread acceptance of Internet protocols, HTML and other scripting languages and tools. The use of those protocols allows employees using personal computers and Web browser software to access and interact with a broad range of information sources within their company on the familiar platform of Web browser software, independent of physical location and underlying computer and database design.

Our Internet/Intranet Solutions Business Units

     We provide our Internet/Intranet solutions through six business units:

          o    Business Development Services,
          o    World Wide Web Services,
          o    Marketing Services,
          o    Media Services,
          o    Client Services, and
          o    Channel Services.

     Those units function as a team in providing solutions for clients. The Internet/Intranet solutions provided to clients often also involve one or more of the traditional product distribution services offered by us.

     Business Development Services

     Business Development Services are delivered through consulting engagements, generally billed on an hourly basis, in which our professionals analyze client business requirements and recommend comprehensive solutions for the client's Internet or Intranet requirements. Proposed solutions offered by us include one or more of the following components:

          o    Network solutions.
          o    Web site specifications.
          o    Private Intranets - Web distribution strategies.
          o    Traditional channel strategies.
          o    Integrated marketing.
          o    Image development.
          o    Product introduction.
          o    Project management.
          o    Graphic design.
          o    Product distribution.

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


     World Wide Web Services

     World Wide Web Services provide the design and implementation of a Web site based upon specifications developed by us and the client. Our World Wide Web Services also include the design and implementation of private Intranets, including hardware and software implementation.

     We design many of our Web sites with database system integration, which allows the Web site to act as an interface to selected portions of the client's internal existing or enterprise systems. Such integration allows the Web site to reflect continuously the most current information concerning the client.

     We have developed a set of proprietary software tools for implementation on client Web sites. These tools are licensed to clients for use on the particular site for so long as the site is maintained by us.

     Marketing Services and Media Services

     Marketing Services and Media Services include digital image capture, post-processing services for scanned images and graphic arts production. We offer these services to assist clients in developing a uniform company image that spans both traditional and electronic media. We provide actual out put services including photographic quality prints, color transparencies and printed output in all sizes. We typically bill Marketing Services and Media Services on a project basis.

     Client Services

     Client Services include the following:

          o    technical support,
          o    network implementation,
          o    Web site  maintenance  and  evolution,
          o    hosting of Web sites on our Internet server,
          o    database management,
          o    product support, and
          o    electronic messaging implementation.

     We charge a variety of fees for these services, ranging from a specific one time fee for change requests to a monthly fee for site maintenance.

     Channel Services

     Channel Services include all of the functions necessary to implement an Internet marketing and distribution plan, including on-line sales of merchandise, warehousing and order fulfillment. We generate revenues from these services principally through sales commissions which vary depending upon the level of our involvement in the distribution plan.

     Wheels is One of Our Internet/Intranet Solutions Tools

     The Persons that use Wheels

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


     Wheels provides the first comprehensive regional automotive Internet solution to the television and newspaper publishing industries. Wheels addresses the online sales needs of media organizations, automotive dealers and consumers in the following ways:

     Media's Use of Wheels

     With the growing impact of online media on traditional media, television stations and newspapers are looking to secure revenue from online activities and gain a competitive advantage in their markets. Wheels offers media organizations a new online revenue stream from their existing dealer advertiser relationships. Wheels also proactively positions media organizations with these important advertisers.

     Automotive Dealers' Use of Wheels

     Wheels offers dealers a total online automotive solution that allows them to integrate their complete new and pre-owned inventory across dealer franchises and multiple existing systems. Wheels will automatically update that inventory on the Web, touch-screen kiosks and mobile sales laptops. This solution complements a dealer's existing traditional media advertising strategy and helps them sell more vehicles.

     Consumers' Use of Wheels

     Consumers can use Wheels to search both new and pre-owned car inventories of dealers in their region, view digital photographs and maintain personal interest lists. Wheels allows consumers to search multiple dealer inventories by the following characteristics:

          o    make,
          o    model,
          o    year,
          o    price range, and
          o    mileage.

It also allows consumers to request that dealers assist them in their search for a specific vehicle.

     Market Opportunity for Wheels

     We believe the market opportunity for Wheels is extremely promising. The massive automotive market has quickly been impacted by Internet technology as consumers have adopted the Internet as an important tool for making automotive purchase decisions. The Internet allows consumers to collect the large amount of information necessary to choose an auto from the comfort and convenience of home or work. According to Toyota, Internet auto shoppers buy within two to three days of visiting a dealership. Prior to the Internet, consumers bought only after two to three weeks of shopping. Following are statistics about online buying and its potential impact on the automotive industry:

     Online Auto Buying

          o 63 percent of all respondents to a recent study would use the Internet to obtain information about the vehicles they are considering for purchase. The Dohring Co.
          o 2.5 million people shopped for cars or parts over the Internet in the last half of 1996. CommerceNet/Nielson Media.
          o Chrysler believes that 25 percent of its vehicle sales will happen online within four years. The Economist, March 8, 1997.

     Automotive Market

          o The automotive market in the U.S. generates in excess of $600 billion each year.

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

          o Auto dealers spend approximately $300 in advertising to sell each vehicle in their inventory. Reynolds & Reynolds.
          o Wheels significantly lowers cost of sales for each participating dealer.

     Growth Potential of Wheels

     We believe we are  well-positioned  to experience  significant  growth from
Wheels.    ColoradoWheels    (www.coloradowheels.com),    our    first    Wheels
implementation, has far exceeded initial expectations for the following:

          o    participating dealers,
          o    customer leads,
          o    auto sales, and
          o    consumer acceptance.

     In December 1997, ColoradoWheels included the inventory of 35 separate dealer franchises in Denver and generated 84 percent more leads to those dealers than anticipated. Our resulting revenue was also 97 percent higher than budgeted.

     In addition to ColoradoWheels, we have active USWheels.com sites in Dallas/Ft. Worth (www.metroplexwheels.com), Phoenix (www.arizonawheels.com), Portland (www.northwestwheels.com), and Salt Lake City (www.utahwheels.com). We also are currently developing additional sites in Kansas City. Los Angeles, Oklahoma, San Francisco and York, Pennsylvania. We believe that by the year 2000, the USWheels.com network will contain active sites in at least 30 markets nationwide.

     Competitive Positioning of Wheels

     Wheels has several features that make it unique in the marketplace today. First, it is a regional solution. Traditionally consumers have shopped for autos within five to 10 miles of their home. Our experience has shown that the Internet does not change a shopper's desire to purchase a vehicle from a near by dealer. Consumers use the Internet as a tool to make a purchase decision and generally want to see and drive the vehicle they are interested in. Second, Wheels was the first online automotive sales solution to be licensed to media partners. Wheels provides the sponsoring media partner with a method to generate ongoing revenue from new media and secure a competitive position in a market. Media partnerships ensure that Wheels is heavily promoted in each market. We do not pay the advertising costs to draw consumers to the Wheels site in each market--all promotion is provided by our media partner.

     Market Entry for Wheels

     We developed the software framework of Wheels based on our experience and the proven solution we created for the Burt Automotive Group in Denver. Burt sells more than 46,000 automobiles each year and its 1996 sales were $813 million. Burt sells 100 cars each month from the Internet. Our development of Burt's online solution allowed us to use our development for Burt as a research and development tool for Wheels. Wheels has now been launched with all of the functionality required for future markets. Wheels can literally be launched in additional markets within days, limiting the time-to-market issues that have traditionally plagued software launches. The ability to easily roll out markets also enables us to enter new markets quickly prior to other solutions.

     The Products of LeaseSource Will Be Integrated Into the Wheels Solution

     LeaseSource provides consumers, industry professional and media outlets with automobile buying and leasing information, tools and advice over the internet. Its primary strengths currently lie in the quality and accuracy of its information and functionality of its tools. LeaseSource's primary products are its two internet sites, LeaseSource.com and CarWizard.com. In addition to being products in and of themselves, the content and functionality of these sites are also re-licensed to third parties. The sites content is primary directed towards end users.

     Leasesource.com

     LeaseSource's primary customers include the following:

          o    Motor Trend,
          o    Excite,
          o    Netscape,
          o    WebCrawler, and
          o    Prodigy.

     Through these relationships, LeaseSource's content either resides on or is promoted and directly accessible through the following:

          o    Motor Trend Online,
          o    Excite's Auto Channel,
          o    Netscape's Auto Channel,
          o    Prodigy's Auto Channel,
          o    Web Crawler's Auto Channel, and
          o    our network of "Wheels" sites.

     The Lease Source site provides consumers with the most reliable auto leasing data, information and advice from anywhere on or off of the Internet. The site includes five information modules:

          o    Lease Workshop --       Decision tools, residual values, money
                                       factors and calculators.
          o    Matchmaker -            Buying, leasing, insurance and finance
                                       services.
          o    Leasing Newsroom --     News and commentary from the leasing
                                       industry.
          o    Lease Classroom --      Leasing fundamentals
          o    Essential Links --      Links to useful financial and automotive
                                       sites

     Carwizard.com

     CarWizard features the following:

          o    Professional-grade pricing information updated on a weekly basis.
          o Fully functional optioning tool with automated option rules and pricing logic.
          o    ALG residual values and average market money factors.
          o    NHTSA crash test safety information.
          o    Full vehicle technical specifications.
          o    Manufacturer warranty information.
          o    Manufacturer to consumer incentives.
          o Motor Trend "Quick Look" driving review for virtually all new model.s
          o    Compare two vehicle side by side.
          o Search for any used vehicle from 1990 through the present, with prices adjustable for mileage, condition and regional variations.

     The Wheels Solution Will be Used to Develop CBS.carwizard.com

     Using the Wheels solution as their model, CBS has licensed from us our Automotive Information and Auto Locator, to create CBS.carwizard.com. The primary function of CBS.carwizard.com will be to provide visitors to CBS.com with access to the highest quality automobile buying and leasing information and advice available on the Internet.

     CBS.carwizard.com will be designed to distribute leads to automobile dealerships nationwide. It will be promoted by CBS using the following:

          o    national and local on-air promotion messages,
          o    network-developed on-air program content, and
          o    CBS.com web-based promotional messages.

     The promotional messages will ultimately serve to drive consumers to CBS.carwizard.com. Bank One has an excellent opportunity to participate in this venture on several fronts:

          o    provide exclusive financing services on the site,
          o leverage the Bank One dealer network to exclusively distribute leads, and
          o    to participate in a high profile promotional campaign.

     Wheels Is Part of the Automotive Solution We Provide to the Auto Industry

     We provide the total online automotive solution that include the following:

          o    regional Wheels Web sites,
          o    individual dealer Web sites,
          o    touch-screen kiosks, and
          o    mobile sales laptops.

     These tools use the same vehicle management technology to present a dealer's inventory through multiple points of presence. Once the dealer's inventory is available on Wheels, it can easily be channeled into unique dealer websites, kiosks or laptops. The kiosks provide dealers or Wheels partners an avenue to reach non-Internet users and consumers in high traffic locations such as banks and malls. The mobile sales laptops create a portable inventory manager for a dealer to take to fleet sales calls or trade shows. Both are powerful tools to leverage Wheels participation and drive more new vehicle sales.

     Potential Applications for Wheels in Other Vertical Markets

     Wheels is an inventory management system and its framework could be adapted to manage and sell a vast array of inventory over the Web. Though we have not begun selling our technology into other vertical markets, we are examining its potential applications.

Our Other Internet/Intranet Solution Tools

     We  have  developed  other   Internet/intranet   solution  tools.  A  brief
description of those tools is as follows.

     Navidex

     The Navidex tool is a dynamic, database driven table of contents that allows the user to intuitively navigate the Web site.

     Navimap

     The Navimap tool is a graphical representation of site information with links to other areas on the site.

     Merchandise Engine

     The Merchandise Engine creates an on-line catalog of products available for sale through the Web site. The Merchandise Engine also contains a secure method for transmitting credit card information. It is also capable of capturing contact and marketing information from customers placing orders.

     Calendar Tool

     The Calendar Tool provides a visual interface for searching through a database of date oriented activities, announcements, meetings or other events.

     E-Mail Tool

     The E-Mail Tool is an e-mail engine which allows e-mail to be sent from the Web site to e-mail addresses designated by the client for purposes such as customer feedback, customer information capture and customer service inquiries.

     Administration Tools

     Administration Tools provide clients with the means to maintain and update their sites themselves.


Our Major Internet/Intranet Solutions Clients

     Our major Internet/Intranet solutions clients include the following:

Account:            Regional Wheels Accounts
--------            ------------------------

Industry:           Retail Automobile Market

Description:        We develop our regional Wheels  solutions to allow consumers to search for new and pre-owned cars from the inventories of multiple auto dealers in the region in which the consumer is located.

                    Our vision was to develop a system that would generate sales leads to enable automobile dealers to sell cars using the Internet as a new distribution channel. The vision includes working with media partners within local metropolitan markets who create awareness of the Web site through advertising. Bank One is our national partner to produce Wheels in markets nationwide.

                    The   first   regional   Wheels   site,   Colorado   Wheels,
                    coloradowheels.com, was unveiled in late 1997, and is promoted by The Denver Post.

                    Shoppers who access the regional Wheels sites can search for autos using a variety of criteria, including make, model, year and price.

                    Those sites contain an inventory of thousands of new and pre-owned vehicles, representing virtually all automobile manufacturer makes and models. In addition to determining which dealers have desired vehicles in inventory, shoppers may view digital photos of the autos. Inventory is updated on a daily basis to reflect additions and subtractions due to sales or the arrival of additional vehicles.

                    The system provides a new incremental distribution channel for auto dealers, which generates highly qualified sales leads. The system generates recurring revenues for us and the regional partner.

Architecture:       The  regional  Wheels  solution  sites were written in Java,
                    using  high   performance   Java   servlets.   The   servlet
                    architecture enables complex query functions to be handled on the server end of the system. Sybase is the underlying database used for those sites.

Development
Features:           o  Locate a vehicle yourself or request an assisted search.
                       Search by the following criteria:
                    o  Range according to your zip code
                    o  Year, make, model, type & price
                    o  Construct an interest list based on your search results
                    o  Search for dealers within your range based on your zip
                       code
                    o  Java development allows vendor and system independence
                    o  Shared common code baseline and database with dealer Web sites and our Interactive Auto Sales Kiosks allow synchronized updates across multiple systems
                    o  Highly responsive query capabilities

Account:            Denver Metro Convention and Visitor's Bureau

Industry:           Conference Marketing and Reservations

Description:        The Denver Metro Convention and Visitor's  Bureau's (DMCVB),
                    primary responsibility is to market and promote the city of Denver, Colo., as a prime convention location to businesses, organizations and individuals worldwide.

                    The bureau's vision was to develop and implement a Web site that would help market Denver to potential conventioneers and visitors as well as to provide meeting planners, visitors and local members with information regarding Denver. The goal was to provide users with a single comprehensive resource for information.

                    Highlights of the site include information about Denver and the Rocky Mountain region. Detailed information is available on the following items located in Denver:

                    o  shopping,
                    o  restaurants and menus,
                    o  accommodations,
                    o  attractions, and
                    o other services of interest to convention groups and visitors to the city and region.

                    A database driven event calendar provides local events listings.

Architecture:       The Web site is hosted  on a Unix  server  running  Netscape
                    Enterprise  server.  All of the software was developed using
                    HTML, CGI script, and Javascript. Functionality was cutting edge when the site was developed in 1996.

Development
Features:           The DMCVB Web site is  comprehensive  with a vast breadth of information. Key features of the site include:

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


                    o  Database driven events calendar
                    o  Database of convention bureau membership
                    o  Searchable by type of product or service
                    o  Searchable by name
                    o Database driven directories for the following local information:
                          o  Dining
                          o  Accommodations
                          o  Transportation
                          o  Attractions
                          o  Art & Culture
                          o  Recreation
                          o  Services & Relocation
                          o  Kid Stuff
                          o  Shopping
                          o  Meeting planning assistance
                          o  Maps for convention sites
                          o  Online booking services
                          o  Rotating banner ads
                          o Interactive map constrains database driven searches by region

Account:            Primestar by TCI

Industry:           Broadcast/Entertainment

Description:        Primestar   by  TCI   is  a   division   of  TCI   Satellite
                    Entertainment,  Inc. Primestar markets satellite  television services to  approximately  40 percent of the United States.
                    The  majority  of  its  customers   primarily  are  families
                    residing in rural parts of the country as opposed to major metropolitan areas. Primestar's current offerings include
                    160 video and audio viewing channels, equipment to receive and display television satellite signals which may be purchased or rented, high quality digital picture or sound, in-home service, 24-hour customer service and support, and a full line of accessory products.

                    Primestar by TCI's vision was to build a Web site to market its products to new markets, particularly metropolitan markets. The goal was to design a family oriented site that presents Primestar systems and programming as the premium product on the market.

                    We used state-of-the-art 3D rendered graphics to design a colorful, three-dimensional Primestar Town. The Web site created a typical small town setting, including such features as the town hall, schoolhouse, newsstand, and shopping mall.

                    Web site users are able to navigate around the town and into buildings to receive up-to-date information about Primestar. The site also allows users to participate in events like the Virtual Town Meeting to address family issues and provide information feedback to Primestar on such issues as TVratings and current program airings.

                    After perusing the most in-depth information available for Primestar products, users can initiate their purchase with an online order form or request a demo.

Architecture:       The  Primestar  Web site is  hosted on a Unix  system  using
                    Netscape Enterprise server. Navigation and mouse-over events were designed using Java applets. The zip code search and validation functions are database driven.

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


                    3D rendered artwork was used to maximize the adaptability for changes and updates. For example, a holiday 'Layer' could be created for every scene and scheduled during the holiday season. Or, Primestar could change a light source to be driven by the time the user logs on. For example, if a user logs on in the A.M., the sun is in the east, and if the user logs on at night, the town is moonlit. The screen shot on the previous page shows an empty lot on the left side.

                    That lot is reserved for a sports complex where users can get the latest information on sports programming. When ready, we can plug the stadium module into the existing artwork.

Development
Features:            o  3D rendered graphics
                     o  Java pop-up mouse events
                     o  Java content driven button bar navigation
                     o  Zip code validation database
                     o  Zip code driven marketing data collection
                     o  Online order form
                     o  Demo request form
                     o  Town meeting forum

Account:            Live Entertainment

Industry:           Broadcast/Entertainment

Description:        Live Entertainment is a diversified company that specializes in the marketing and distribution of media entertainment both within the United States and internationally. Live's primary business focus is the selling of motion pictures and related movie merchandise used to promote and advertise films.

                    Live Entertainment's goal was to develop a site which would enable Live to provide information to the public as well as enable users to purchase directly from the Live inventory of videocassettes, interactive CDs and movie-related merchandise.

                    We designed the Live Web site to appear as a 3D store. Visitors to the site enter the store and are able to click on a piece of clothing merchandise to determine colors, sizes and pricing prior to ordering online. The site also has a home theater, enabling visitors to view video clips of Live movies. Users also have access to Club Live, a video club where site visitors can register and join to get new information about special Live Entertainment movie, merchandise and promotional offerings.

Architecture:       The Web site is  hosted on a  Silicon  Graphics  Challenge-S running the Irix operating  system.  The Web server software
                    is  Netscape   Enterprise  Server  3.0.  The  animation  was
                    developed using Macromedia Director 6.0. A Verity search engine, Quicktime video and an MSQL Database are other technologies used to develop and support the site.

Development
Features:           o    Registration   database   with  a  variety   of  client
                         reporting tools
                    o    Suite of page update tools
                    o    Career opportunities
                    o    Home page text
                    o    Financial form
                    o    International page(s)
                    o    Web site monitoring and statistics
                    o    Keyword search capability
                    o    Shockwave  animation  throughout  the  site  o  Awarded
                         Shocked Site of the Day 3/16/97
                    o    Custom secure E-Commerce engine, developed by us

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



Account:            Destination Hotels & Resorts

Industry:           Travel

Description:        Destination  Hotels  and  Resorts  (DH&R) is the  management
                    corporation   for   world-class   luxury  hotel  and  resort
                    properties located  throughout the country.  The distinctive properties are designed to restore your spirit and stir your
                    imagination.   The  properties  also  include  spacious  and
                    well-designed conference facilities for business meetings.

                    This service enables users to shop for gift shop merchandise from DH&R resorts.

                    DH&R's vision was to develop a unique, comprehensive Web site which would enable potential customers the ability to obtain the latest information regarding DH&R's resort properties and provide them with tools for planning their vacations and business travel. In addition to providing a trip planning tool, DH&R also wanted to give customers who had stayed at their properties as well as potential customers the ability to relive or dream about their vacations through online purchases of resort merchandise.

Architecture:       The DH&R  E-Commerce  system is based on AT&T's  Secure Buy.
                    This was one of the first Secure Buy systems  implemented in the  country.  In addition to  providing  access to the DH&R
                    Destination  Express site via the Web, we developed  on-site
                    kiosks,   which  were  deployed   throughout  DH&R's  resort
                    properties.

Development
Features:           Key information and features of the DH&R Web site include:

                    o  Resort properties
                    o  Offer special resort value packages (coming soon)
                    o On line access to the DH&R site via kiosks located at resorts On line store for purchasing merchandise
                    o  We are also the fulfillment agent

Account:            Bryan Memorial Hospital

Industry:           Healthcare

Description:        Bryan Memorial Hospital is the largest  healthcare  provider
                    in  the  state  of   Nebraska.   In  addition  to  providing
                    healthcare services for its customer base, the hospital interfaces with numerous private and governmental agencies.
                    Bryan Memorial processes information and performs thousands of data transactions in paper formats everyday.

                    Bryan's vision is to implement a state-of-the-art, open systems solution to provide an effective, highly secure way to perform all of its business transactions electronically. Its goal is to operate much more efficiently and productively and save operating costs in the process.

                    We have installed a 700 seat pilot solution using Netscape servers. This Netscape pilot replaced Bryan Memorial's previous proprietary Novell GroupWare system. The pilot program enables Bryan Memorial to implement new e-mail, calendar, and Web capabilities for internal and external communication. Netscape Directory Services with LDAP and the Certificate Server provide ease of administration and the security needed to perform electronic data transfers. Annual overall savings for Bryan Memorial are expected to be in excess of $200,000.

Architecture:       The 700 seat pilot  program  involved  the  installation  of seven Netscape  servers on a DEC Alpha server running NT 4.0
                    SP3. The server was a two processor configuration with 512MB of RAM and RAID 5 backup. Desktop clients were TCP/IP enabled.

Development
Features:           Open  TCP/IP   E-Mail  (No   gateways  to   Internet)   Open
                    Calendaring  (Unified LDAP  Directory)  Open Web  Publishing
                    (Secure, controlled access) LDAP Directory Services (Single,
                    unified    resource    directory)   Proxy   Services   (User
                    authentication   &   secure   data   transactions)   Desktop
                    Management Services (consistent desktop user interface with remote administration capabilities)

Account:            Merrick & Company

Industry:           Engineering

Description:        Merrick  & Company  is a  multi-discipline  engineering  and architectural firm headquartered in Denver, Colo. Merrick serves a variety of clients including Advanced Technologies, Government, Light Industry and Heavy Industry. Merrick employs a professional base of nearly 500 and has offices throughout the United States.

                    Merrick's vision for its corporate intranet was the comprehensive integration of all corporate systems and organizations. Key corporate information is integrated from the following:

                    o  HR,
                    o  Marketing,
                    o  Project Management,
                    o  Administration,
                    o  Accounting, and
                    o  Project Tracking and Information Systems organizations.

                    The goals and expected benefits of the Merrick Intranet are as follows:

                    o  Reduce operating costs
                    o Improve the accuracy and distribution of critical information
                    o  Improve service to employees Automate key processes
                    o Migrate from paper to electronic management of vital corporate information
                    o Control increasing data synchronization, management and security problems

Architecture:       We developed a completely custom intranet solution supported by a data warehouse integrating data from seven existing systems. The intranet was developed using Microsoft Web technology exclusively due to the client's requirements. All departments and information driven functions are integrated or impacted by the intranet.

Development
Features:           The solution was  developed on the  Microsoft IIS Web server on an NT system. We developed custom applications for complex, state driven, multiple user functions in Java. We developed the data warehouse in MS-SQL and integrated a total of seven Oracle, MS Access and proprietary database systems. The data warehouse will ultimately replace all of the minor existing systems and provides the quality control gate for synchronizing data between the primary databases.

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

                    That custom application is database driven and includes the following:

                    o  Online organization charts
                    o Function and role based 'Yellow Pages' for the online help desk
                    o  Bid and proposal generation and tracking
                    o  Project creation and tracking system
                    o  Key corporate financial information
                    o  Marketing and forecast reports
                    o Quality assurance procedure, including training and tracking

     Other sites developed by us include the following:

          o    Sunstrand Fluid Handling (http://www.sfh.com),
          o Richmond American Homes (http://richmondamerican.com) currently under development,
          o    Denver      Metro      Convention      &     Visitors      Bureau
               (http://www.denver.org),
          o    Christopher Dodge (http://www.cdodge.com),
          o    Plastiprint (http://plastiprint.com),
          o    On Sale Online (http://onsaleoneline.com),
          o    Lakewood Hospitality Association (http://denverwesthotels.com),
          o    Kloppenberg (http://kloppenber.com ),
          o    Belmar Pharmay (http://www.belmarpharmacy.com),
          o    Kimmon Electric Co., Ltd. (http://www.kimmon.com),
          o    KUSA-9 News (http://www.9news.com),
          o    Colorado Recreation (http://www.coloradorecreation.com), and
          o    American      Animal      Hospital      Association      (http://
               www.healthypet.com).

DISTRIBUTION AND RELATED SERVICES

     Generally

     We distribute high computer technology systems and components manufactured by third parties. We also provide related services such as system integration and installation. Product distribution clients range from small businesses to Fortune 100 companies. Significant product distribution clients include the following:

          o    Lockheed Martin,
          o    Johnson Controls,
          o    Hughes Aircraft, and
          o    US West.

     We serve both as a national manufacturer's representative for the products of certain international manufacturers and as a reseller of selected computer products in the Rocky Mountain region. We focus our distribution efforts towards selling specialized, higher margin products. We intend to expand our product distribution activities into electronic channels, including sales over the Internet on our Web site.

     Distribution activities usually involve our receipt of orders for equipment from prospective purchasers and our delivery and/or installation of the equipment.

     We purchase the equipment directly from the manufacturer or vendor and resell it to the purchaser at a price which includes the cost and a profit margin. With the exception of graphics supplies and certain imported components, we do not generally maintain an inventory of products we distribute. We specialize in the following components:

          o    lasers,
          o    graphics,
          o    supplies, and
          o    systems integration.

     Components

     We represent and distribute component products from several Japanese manufacturers. However, we principally represent and distribute Hayashi Denko and Sunmoulon. Products include temperature sensors, push-button switches and numerous other specialized components. These products are sold primarily through phone sales as well as through a national network of manufacturer's representatives. Most of these components are sold to original equipment manufactures OEMs which incorporate these components into their product designs. Key industries for our component products include:

          o    industrial process control,
          o     heating,
          o    ventilation and air conditioning,
          o    energy management,
          o    food processing,
          o    consumer appliances, and
          o    medical monitoring.

     Graphics

     We sell graphics products focused in the areas of data capture and color output. The area of data capture includes the following:

          o    scanning,
          o    digital cameras, and
          o    X-terminals.
The area of color output includes color printers and LCD projection devices. The sale of many of these products is through territorial authorizations granted to us by the manufacturers. We have significant manufacturer alliances with the following companies:

          o    Xerox,
          o    Tektronix,
          o    Sony,
          o    InFocus, and
          o    Hewlett Packard.

Graphics products are sold primarily to end-user customers by a direct sales team operating both in the field as well as through an inside sales group which takes orders from existing customers.

     Supplies

     We sell consumable supplies for color graphic output devices. We stock an inventory of popular consumables in order to provide prompt response for customer orders. In addition, the supplies division sells third-party extended warranty agreements for all hardware products.

     Systems Integration

     We offer network design and implementation services to corporate customers in the Rocky Mountain region. Those services often include the acquisition and location of network equipment and servers. Those services are performed by a direct sales team. The primary manufacturers of network equipment and servers distributed by us are the following:

          o    Compaq,
          o    IBM, and
          o    Hewlett Packard.

EMPLOYEES

     We currently employ 73 full-time employees. These employees include the following:

          o    nine in Client Services,
          o    five in creative services,
          o    thirteen in World Wide Web Services,
          o    two in Marketing  Services,
          o    fourteen in sales, and
          o    eight in management and administration.

COMPETITION

     We compete with many other businesses as set forth in "RISK FACTORS - Risks Relating to Our Competition and the Dynamic Market in Which We Operate."

PROPERTIES

     Our headquarters are located at 14 Inverness Drive, Building F, Suite 116, Englewood, Colorado. That facility is a 8,900 square foot facility, which includes approximately 1,500 square feet in warehouse space. The facility is occupied under a lease with an unaffiliated party expiring in June 2001. That lease provides for a current monthly lease rate of $8,150. We also lease space at 1300 Plaza North, Suite 101, Lafayette, Colorado.

That is a 1,500 square foot facility. The facility is occupied under a lease with an unaffiliated party expiring in June 1999. That lease provides for a monthly lease rate of $2,180. We may lease additional warehouse and office space if needed to support the growth in traditional and on-line product distribution.

LEGAL MATTERS

     We currently are not involved in any material legal proceedings.



         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Overview

     From August through October, 1996, we raised net proceeds of approximately $1,233,000 from the sale of 10% Unsecured Subordinated Convertible Promissory Notes (the "Bridge Promissory Notes") in a private placement (the "Bridge Private Placement"). These notes were converted by their terms into an aggregate of 349,126 units upon consummation of our public offering described below. The units were identical to the units offered in our public offering.

     On February 14, 1997, we consummated an initial public offering of 1,000,000 units consisting of one share of common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $7.20 per share until February 10, 2002. The warrants are redeemable at our option, at $.05 per Warrant, at any time on or after February 10, 1998 or such earlier date as may be determined by Joseph Charles & Associates. Joseph Charles & Associates was the underwriter for that offering. Of the 1,000,000 shares of common stock and 1,000,000 warrants included in that offering, 755,000 shares of Common Stock and 1,000,000 Warrants were sold by us. We received net proceeds of approximately $3,436,000 after subtracting the underwriting discount and other expenses of the offering. The remaining 245,000 shares of common stock were sold by the investors in the Bridge Private Placement.

     From November 1997 to April 1998, we raised net proceeds of approximately $2,229,750 from the issuance of 594,500 shares of common stock and warrants from a private placement. Each warrant entitles the holder to purchase one share of common stock at a price of $7.20 per share until February 10, 2002. The warrants are redeemable at our option, at $.05 per warrant, at any time on or after February 10, 1998 when the our common stock on 20 consecutive trading days has closed above $8.40 per share and there is an effective registration statement on file with the SEC.

     On November 24, 1998, we completed a private placement offering of our common stock. We raised $1,305,000 from the issuance of 700,000 shares of common stock in that offering.

Results of Operations

     The following tables set forth for the periods indicated the percentage of net sales represented by certain line items included in our statements of operations.

                                               Year Ended                                              Nine Months Ended
                                              December 31                                                   Sept 30
                                    1997                       1996                          1998                          1997
Sales
Net Solutions           $2,657,000        44%      $1,519,000        28%        $3,121,000        55%           $2,065,000      42%
Wheels                   232,000          4%        -0-              -0-%       806,000           14%           25,000           1%
Product                  3,113,000        52%       3,951,000        72%        1,751,000         31%           2,787,000       57%
Net Sales                6,008,000        100%      5,470,000        100%       $5,678,000        100%          $4,877,000     100%

COGS                     4,219,000        70%       4,425,000        81%        3,733,000         66%           3,234,000       66%

Gross Profit             1,789,000        30%       1,045,000        19%        1,945,000         34%           1,643,000       34%
Operating Expenses       4,367,000        73%       2,259,000        40%        3,496,000         62%           2,959,000       61%
Other Expense            (1,529,000)      (25)%     (201,000)        (3)%       (105,000)         (2)$          (254,000)      (5)%
Net Loss                $(4,107,000)      (68)%    $(1,415,000)      (24)%      $(1,656,000)      (29)%         $(1,570,000)   (32)%

Nine Months Ended September 30, 1998 and 1997

     Net sales for the nine months ended September 30, 1998 were $5,678,000. That represents an increase of $801,000 or 16% over net sales of $4,877,000 for the first nine months of 1997. The increase is primarily attributed to increased sales of NetSolutions (Internet/Intranet solutions). NetSolutions accounted for $3,121,000 or 55% of total sales for the first nine months in 1998. That represented an increase of $1,056,000 or 51% over net sales of $2,065,000 during the first nine months of 1997. Sales of our Wheels solution, increased from $25,000 in 1997 to $806,000 for the nine months ended September 30, 1998. Those sales accounted for 14% of the total sales in that period. The increase in net sales in both categories was primarily attributable to

          o    increased marketing activities,
          o    greater market acceptance, and
          o    greater market penetration.

     Net sales in the Product Distribution Division were $1,751,000 for the first nine months of 1998. That represented a decrease of 37% from net sales of $2,787,000 during the first nine months of 1997. The decrease in sales is attributed to the discontinuation of products that did not have strong gross profit and or recurring sales.

     Overall ross margin for the US was 34% during nine months ended September 30, 1998. That gross margin was the same during the same period in 1997. Our gross margin continues to remain strong which is attributed to management's elimination of several distribution products that carried low gross margin and the strong gross margin on NetSolutions and Wheels.

     Operating expenses for the first nine months of 1998 were $3,496,000 or 62% of sales. That compares with $2,959,000 or 61% for the same period in 1997. The increase in operating expenses was primarily the result of an increase in staff and marketing activities associated with expanding the Wheels product and our market area. Operating expenses are expected to remain stable as we continue to invest in the development of high end Internet/Intranet solutions.

     Net interest expense for first nine months of 1998 was $101,000. That compares with $255,000 for the first nine months of 1997. The decrease was a result of the Bridge Promissory Notes that were converted in February of 1997. We expect interest expense to increase due to the use of debt to finance growth during the remainder of 1998.

Years Ended December 31, 1997 and 1996

     Net sales for fiscal 1997 were $6,008,000. That represents an increase of 10% over net sales of $5,470,000 in fiscal 1996. The increase is primarily attributed to sales of Net Solutions. Those sales were $2,657,000 which represents an increase of 75% over net sales of $1,519,000 in fiscal 1996. Wheels which was introduced in the fourth quarter of 1997 had sales of $232,000 during the quarter. The increase in net sales in the two categories was primarily attributable to increased marketing activities and greater market penetration.

     Net sales in the Product Disstribution Division were $3,113,000. That represents a decrease of 21% from net sales of $3,951,000 in fiscal 1996. The decrease in sales is attributed to the discontinuation of distribution products that did not have strong gross profit and or recurring sales. In 1997 Kimmon Electric, Inc., our supplier of laser products, began marketing its lasers directly in the United States through Kimmon Electric USA, Inc. This resulted in a decrease in sales of $863,000. The decrease affected our net sales but due to the lower margins of distribution did not materially adversely effect the gross margin for 1997.

     Overall gross margin for us was 30% during fiscal 1997. That represents an increase of 11% over a gross margin of 19% in fiscal 1996. The increase in our gross margin was attributed to management's elimination of several distribution products that carried low gross margin and the strong gross margin on Internet/Intranet solutions. The gross margin on Internet/Intranet solutions was 57%.

     Operating expenses for fiscal 1997 were $4,367,000 compared with $2,259,000 for fiscal 1996. The increase in operating expenses was primarily the result of an increase in staff and marketing activity and legal and consulting fees. Operating expenses are expected to remain stable as we continue to invest in the development of high end Internet/Intranet solutions.

     Net interest expense for fiscal 1997 was $236,000 compared with $204,000 for fiscal 1996. The increase was a result of the Bridge Promissory Notes.

     In 1997 we experienced $1,305,000 in expense for the impairment of goodwill. The goodwill was the result of the merger with Interactive Planet, Inc. in 1996 and the acquisition of TouchSource in 1997.

Liquidity and Capital Resources

     Through September 30, 1998, we funded our operations primarily through the following:

          o    equity investments from our IPO,
          o    a subsequent  private  placement  that was  completed in April of
               1998,
          o    revenues   generated  from  operations,   lines  of  credit  made
               available by banks and other institutions, and
          o    factoring arrangements made available to us by banks.

     During 1997, we funded our operations primarily through the following:

          o    equity investments,
          o    our IPO and subsequent private placements,
          o    revenues generated from operatons,
          o    loans from our principal shareholders and employees,
          o lines of credit and factoring arrangements made available to us by banks.

     On September 30, 1998 we had cash and cash equivalents of $395,000 and a net working capital of $922,000. That compares to cash and cash equivalents of $369,000 and a net working capital of $678,000 as of December 31, 1997.

     Cash used in our operating activities totaled $1,940,000 for the first nine months of 1998 and $3,224,000 for the same period in 1997. Cash used in our investing activities during the first nine months of 1998 consisted of expenditures for property and equipment. Capital expenditures increased to $432,000 in first nine months of 1998 from $403,000 during first nine months of 1997. Capital expenditures increased to $475,000 in fiscal 1997 from $472,000 during fiscal 1996.

     Cash from our financing activities during the first nine months of 1998 consisted of advances from the following:

          o factoring arrangements of $1,059,000 and repayments of $1,047,000,
          o    proceeds from the issuance of common stock of $1,551,000, and
          o proceeds from notes payable of $840,000 and repayments of $342,000.

That compares cash from our financing activities in 1997 that included the following:

          o advances from factoring arrangements of $240,00 and of repayments of $747,000,
          o proceeds from notes payable of $300,000 and repayments of notes of $1,202,000, and
          o    proceeds from the issuance of common stock of $5,349,000.

     We have not recorded a deferred tax asset as we cannot conclude to date that it is more likely than not that the deferred tax asset will be realized.

Impairment of Long-Lived Assets

     Effective July 1, 1996, we acquired 100% of the stock of Interactive Planet, Inc. for 679,000 shares of our common stock and a $75,000 note payable in a purchase transaction. The acquisition was valued at approximately $750,000 and resulted in goodwill of approximately $850,000 being recorded. The expected future cash flows associated with the technology previously developed by IPI declined due to rapidly changing technologies and increased competition for products developed with the IPI technology. In addition, during the fourth quarter of 1997, after our introduction of new Internet solutions, management decided to focus on our automotive solution. As such, we reevaluated the goodwill related to this acquisition and recorded an impairment expense of $598,000. That resulted in a remaining net balance of $20,000. This amount was amortized during 1998.

         Effective July 31, 1997, we acquired 100% of the stock of TouchSource for 207,000 shares of our common stock in a purchase transaction. The acquisition was valued at approximately $760,000 and resulted in goodwill of approximately $859,000 being recorded. Subsequent to the acquisition, Java technologies developed far more rapidly than expected, causing us to replace a large portion of the software developed by TS. That reduced the expected future cash flows associated the TS technology. Furthermore, we intend to integrate the TS technology with our other products and market it primarily to the automotive industry. That automotive industry was not a market focus of TS. As such, we also reevaluated the related goodwill, and recorded an impairment expense of $707,000 resulting in a remaining net balance of $80,000. This amount was amortized during 1998.

Inflation

     We do not believe that inflation will have a material impact on our future operations.

Year 2000

     Computer programs or other embedded technology that have been written using two digits (rather than four) to define the applicable year and that have time-sensitive logic may recognize a date using "00" as the Year 1900 rather than the Year 2000. That mistake could result in widespread miscalculations or system failures. Both information technology ("IT") systems and non-IT systems using embedded technology may be affected by the Year 2000.

     We initiated an enterprise-wide program to prepare our IT systems and applications for the Year 2000. We have completed our internal assessment phase of our Year 2000 program. We did not incur any material costs associated with that assessment. We believe that all of our IT systems are Year 2000 compliant. However there is no assurance such belief is correct. We have not completed the process of verification of whether vendors, suppliers and significant customers with which we have material relationships are Year 2000 compliant. If we and such third parties are unable to address Year 2000 issues in a timely manner, it could result in material financial risk to us. That financial risk includes the loss of revenue and substantial unanticipated costs. Accordingly, we plan to devote all resources necessary to resolve significant Year 2000 issues in a timely manner. In addition, we plan to develop a Year 2000 contingency plan in the event that our IT systems and applications are not Year 2000 compliant.

     We expect that we will incur internal staff costs as well as consulting and other expenses related to the completion of our Year 2000 program. However, we currently are not able to determine the total costs for our Year 2000 program or whether the Year 2000 will have a material effect on our financial condition, results of operations or cash flows.

New Pronouncements

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for our financial statements for the year ended December 31, 2000 and the adoption of this standard is not expected to have a material effect on our financial statements.

     SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued in February 1998. This statement revises the disclosure requirement for pensions and other postretirement benefits. This statement is effective for our financial statements for the year ended December 31, 1998 and the adoption of this standard is not expected to have a material effect on our financial statements.

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued in June 1997. This statement establishes standards for the way public business enterprises report information about operating segments. It also establishes standards for related disclosure about products and services, geographical areas and major customers. This statement is effective for our financial statements for the year ended December 31, 1998 and the adoption of this standard is not expected to have a material effect on our financial statements.

                                   MANAGEMENT

Directors and Officers

     The following table sets forth the name, age and position of each of our officers and directors as of the date of this prospectus.

                                                                                  Period from
      Name                         Age            Position                       Which Served
      ----                         ---            --------                       ------------

Ralph Armijo                        45      President, Chief Executive               7/93
Officer and Director

Patrick R. Mawhinney                34      Chief Financial Officer,                 7/96
Treasurer and Director

Andrew Davis                        45      Director                                 4/97

Lloyd G. Chavez, Jr.                48      Director                                 4/97

Gerald A. Marroney                  46      Director                                 4/97

Harold Anderson II                  34      Vice President of Automotive             7/96

Kenneth P. Bero                     44      Vice President of Sales                 12/97

James Hosch                         45      Director                                 6/98

Michael Kranitz                     38      Director and Vice President of          12/98
                                            Strategic Development

     The officers are elected by the Board of Directors at the first meeting after each annual meeting of our shareholders and hold office until their successors are duly elected and qualified in accordance with our Bylaws.

     RALPH ARMIJO has served as our President, Chief Executive Officer and as one of our directors since our inception in 1993. From 1981 to 1993, Mr. Armijo was employed by Tektronix, Inc., a large communications company which also produced testing and measuring equipment. Mr. Armijo's responsibilities at Tektronix progressed from sales manager, to branch manager, to district manager and, ultimately, to Western Regional Manager, a position he held for five years. In that position, he was responsible for a $100 million budget in sales, graphics, technical support and administration, and he was responsible for developing new distribution channels, including reseller agreements. From 1976 to 1981, Mr. Armijo was employed by IBM Corporation, where he sold computerized accounting and financial applications to small and medium-sized businesses. Mr. Armijo received his B.A. from Colorado College and his M.B.A. from the University of California, Los Angeles.

     ANDREW DAVIS served as our Vice President of Sales and Marketing from May 1996 until December 1997. He became one of our directors in April 1997. From January 1994 to May 1996, Mr. Davis was manager of wholesale distribution at InFocus Systems, a manufacturer of high resolution projection systems. From September 1982 to January 1994, Mr. Davis held various sales and marketing positions in Tektronix, Inc. including Director of Marketing for the Interactive Technologies Division. Mr. Davis attended the University of Denver from 1971 to 1974 where he studied Business Management and Marketing.

     PATRICK R. MAWHINNEY served as the President of Interactive Planet, Inc. from its inception until its merger with us in July 1996. Since that time has served as our Chief Financial Officer, Treasurer and as one of our directors. From May 1995 until May 1996, Mr. Mawhinney also served as a financial/accounting consultant for MIS\Sunguard, a provider of accounting and investment software. Mr. Mawhinney was employed as an Assistant Vice President of The Bank of Cherry Creek from November 1993 to May 1995; as a Vice President of Vectra Banking Corporation from June 1989 to November 1993; and as Operations Coordinator for Zions Bancorporation from August 1986 to June 1989. He received his B.S. from Colorado State University.

     LLOYD G. CHAVEZ, JR. became one of our directors in April 1997. He has been a director of the Burt group of automobile dealerships in Denver, Colorado since 1988 and Director of Automotive Markets of the Burt group since 1994. From 1983 to 1994, Mr. Chavez was Vice President of Fort Dodge Laboratories, a subsidiary of American Home Products, where he was responsible for business acquisitions, new products and technologies, joint ventures, intellectual property acquisitions, strategic planning, market research and sale projections. From 1982 to 1983, Mr. Chavez was Vice President of General Genetics Corporation, where he was responsible for management of biological and pharmaceutical research and development. Mr. Chavez received his B.A. in Molecular, Cellular, Development Biology from the University of Colorado, his M.A. in Old Testament Studies from Denver Seminary, his Ph.D. in Microbiology and Immunology from the University of Virginia, and was a post-doctoral Fellow in Chemistry at Cornell University.

     GERALD A. MARRONEY became one of our directors in April 1997. He has served as a State of Colorado District Court Judge in Pueblo County, Colorado since 1990. Prior to such time he was a practicing attorney in Pueblo, Colorado. Mr. Marroney received his B.S. in Political Science from Southern Colorado State College in 1973 and his J.D. from Oklahoma City University in 1976.

     HAROLD ANDERSON II served as Vice President of Business Development for Interactive Planet, Inc. from July 1995 until its merger with us in July 1996. He served as our Vice President of Business Development from July 1996 until June 1997. Since June 1997 Mr. Anderson has served as our Vice President of Automotive. From September 1986 to July 1995, Mr. Anderson was employed by U.S. West Advance Technologies and Communications, where he worked in Distributed Technology Platform Security, served as the Technical Project Manager, and later acted as a Product Marketing Specialist for the U.S. West Internet Services Provider/On-line Service Project. Mr. Anderson received his B.S. degree in Business Administration from the University of Arizona in 1986 and a Masters degree in Computer Information Systems from the University of Denver in 1991.

     KENNETH P. BERO has served as our Vice President of Sales since December 1997. From July 1996 to December 1997, Mr. Bero was Director of Sales, SGI Business Group at Access Graphics, a wholesale distributor of UNIX based hardware and software products. From September 1989 to June 1996, Mr. Bero held various sales and sales management positions at Tektronix, Inc. including Business Development Manager, Major Account Group Manager and National Reseller Group Manager for the Display Products Division. Mr. Bero received his B.A. from Bates College and his M.B.A. from Northeastern University.

     JAMES HOSCH has been one of our directors since June 1998. Since November 1998, Mr. Hosch has been an independent representative for Bathgate McColley Capital Group LLC, an NASD registered broker dealer. From September 1995 until November1998 Mr. Hosch was a Senior Vice President of Joseph Charles & Associates, Inc., an NASD registered broker dealer. From January 1993 until September 1995, he was Executive Vice President of Cohig & Associates, Inc., an NASD registered broker dealer. From 1989 until January 1993, he was President of Kober Corporation, a publicly traded real estate firm.

     MICHAEL KRANITZ has been one of our directors and our Vice President of Strategic Development since December 1998. From October 1997 until December 1998, Mr. Kranitz was the CEO and President of LeaseSource, Inc. From January 1997 until October 1997, Mr. Kranitz worked with a computer company primarily on the development of the intellectual property used by LeaseSource, Inc. and in October 1997, Mr. Kranitz acquired from that company those intellectual property rights. From 1994 until December 1996, Mr. Kranitz was a partner with the law firm of Benesch, Friedlander, Coplan & Aronoff, LLP located in Cleveland, Ohio. Mr. Kranitz is also the author of Look Before You Lease: Secrets to Smart Vehicle Leasing. Mr. Kranitz received a BS in Economics with high honors from the University of Florida in 1982 and a JD from Vanderbilt School of Law in 1985.

     None of our directors or executive officers are related to any other director or executive officer. None of our officers or directors hold any directorships in any other public company.

Director Compensation

     None of our directors received any compensation during the most recent fiscal year for serving in their position as a director. Members of the Board of Directors may receive stock options issued under the stock option plan voted upon at the Annual Meeting of Shareholders held June 24, 1998.

                             EXECUTIVE COMPENSATION

     The following table sets out the annual compensation paid to Ralph Armijo for the last three fiscal years and to Andrew Davis during the last fiscal year. No other executive officer has received annual compensation in excess of $100,000.


                                        Summary Compensation Table

                                  ANNUAL             LONG TERM COMPENSATION               ALL OTHER
      NAME AND               COMPENSATION               RESTRICTED STOCK                 COMPENSATION
 PRINCIPAL POSITION        YEAR     SALARY($)        BONUS($)       AWARDS           OPTIONS         ($)
 ------------------        ----     ---------        --------       ------           -------         ---

Ralph Armijo, Chief        1997     $156,141         $12,869          0                0         $9,600(1)
  Executive Officer        1996     $124,384         $   -0-          0                0         $9,000(1)
                           1995     $111,444         $24,000          0                0         $9,000(1)

Andrew Davis,              1997     $100,625         $  5,250         0                0         $4,800(1)
  Director (2)

----------------------

(1)  Consists of an automobile allowance.

(2) We were not a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 at any time during 1996 or 1995. Information concerning the compensation for 1996 or 1995 of the person indicated has not previously been required to be reported and therefore is not provided in this prospectus.

     No officer or director received any form of compensation other than cash during 1997 and no long term incentive, bonus or option plans were or are in place. Our Compensation Committee may at its discretion, award discretionary bonuses in the future.

     The current annual salaries of our executive officers are as follows: Ralph Armijo, President, $150,000; Kenneth Bero, Vice President of Sales, $85,000;
Patrick Mawhinney, Chief Financial Officer, $87,500; and Harold Anderson II, Vice President of Automotive, $87,500. Total annual compensation for all executive officers is $410,000.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements

     We entered an Employment Agreement with Mr. Armijo that is effective May 1, 1998. The term of that agreement is for one year and it may renew automatically for two additional one-year periods provided that neither Mr. Armijo nor we provide the other with notice of its intent to not renew the agreement at least thirty days before the anniversary date of the agreement. Mr. Armijo's current annual salary under the agreement is $150,000 and his salary is reviewed annually. The agreement also provides that Mr. Armijo will be paid an annual bonus. If Mr. Armijo remains employed with us through the first anniversary date of the agreement, we must pay Mr. Armijo a special bonus (the "Special Bonus") in the event that there is a "Change in Control" of us. "Change in Control" is defined in the agreement. The Special Bonus will be equal to Mr. Armijo's then effective annual salary, plus the greater of

     o the annual bonus paid or payable for the most recently completed fiscal year during the term of the agreement, and
     o the average of the bonuses paid or payable to Mr. Armijo in respect of 1997, 1996 and 1995.

The higher of the two numbers is referred to as the "Highest Annual Bonus." The agreement provides that if we terminate Mr. Armijo other than for "Cause" or "Disability" or Mr. Armijo terminates his employment either for "Good Reason" or without any reason during a thirty day period immediately following May 1, 1999, we must pay Mr. Armijo a lump sum cash payment equal to

         o         his annual salary through the date of termination,
         o         the Highest Annual Bonus through the date of termination,
         o         the Special Bonus, if any, and
         o an amount equal to the product of two times his then effective annual salary, the Highest Annual Bonus and the Special Bonus, if any.

We may terminate Mr. Armijo's employment for "Cause" and shall be obligated only to pay Mr. Armijo his annual salary through the date of termination.

401(k) Plan

     We have a 401(k) profit sharing plan. Eligible employees may make voluntary contributions to the plan. The amount of employee contributions is limited as specified in the plan. We may, at our discretion, make additional contributions to the plan. We made no contributions in 1997.

Stock Option Plan

     Our officers may receive stock options issued under our stock option plan.

               SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of our common stock by each person who beneficially owns more than five percent of the common stock; by each of our executive officers and directors; and by all executive officers and directors as a group.

                                             COMMON STOCK           PERCENT OF
 NAME AND ADDRESS OF                         BENEFICIALLY           BENEFICIAL
 BENEFICIAL OWNER(2)                             OWNED              OWNERSHIP
 -------------------                             -----              ---------

Ralph Armijo...............................     831,659 (3)            16.3%

Patrick R. Mawhinney.......................     149,357 (3)             3.0%

Harold Anderson II.........................      61,073 (3)             1.2%

Andrew Davis...............................      21,250 (3)              (1)

Gerald A. Marroney.........................      10,000 (3)              (1)

Lloyd G. Chavez, Jr........................     14,250 (3)(4)            (1)

Kenneth P. Bero............................          -0-                 0%

James Hosch................................      91,096 (5)              1.8%

Michael Kranitz............................     333,334 (3)(6)           6.6%
All directors and executive officers as
  a Group (Seven Persons)..................   1,512,019                 28.0%

------------------------

Rule 13d-3 under the Securities Exchange Act of 1934, provides the determination of beneficial owners of securities. That rule includes as beneficial owners of securities, any person who directly or indirectly has, or shares, voting power and/or investment power with respect to such securities. Rule 13d-3 also includes as a beneficial owner of a security any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.


(1)  Less than one percent.

(2) Except as indicated herein, the address for each person is 14 Inverness Drive, Building. F, Suite 116, Englewood, Colorado 80112.

(3) The number of shares indicated includes shares of common stock underlying options that are currently exercisable, which are held by the following persons in the amounts indicated: Mr. Armijo (146,000); Mr. Mawhinney (57,000); Mr. Anderson (22,000); Mr. Davis (10,000); Mr. Marroney (10,000);
     Mr. Chavez (10,000); and Mr. Kranitz (83,334).

(4) LGC Management owns 4,250 shares of common stock. Mr. Chavez is President of LGC Management and may be deemed the beneficial owner of such shares.

(5) The number of shares indicated represents 91,096 shares of common stock underlying options and warrants held by Mr. Hosch that are currently exercisable.

(6) The number of shares indicated includes 61,250 shares of common stock owned by Mr. Kranitz's wife, Abby L. Kranitz. Mr. Kranitz is deemed to beneficially own the shares held by Ms. Kranitz.

                            SELLING SECURITY HOLDERS

     The following table shows for the selling security holders, the following information:

     o the number shares of common stock beneficially owned by them as of February 3, 1999,
     o    the number of shares of common stock covered by this prospectus, and
     o the number of shares of common stock to be retained after this offering, if any.


                                              Number of Shares of            Number of            Number of Shares of
                                                 Common Stock                Shares of                Common Stock
                                              Beneficially Owned            Common Stock           Beneficially Owned
                  Name                      Before the Offering (1)          to be Sold          after the Offering (2)
                  ----                      -----------------------          ----------          ----------------------
Stephen M. Bathgate                                  2,250                     2,250                      -0-
David Mehigan Family Trust                          25,000                     25,000                     -0-
Thomas Dietz                                        30,000                     30,000                     -0-
John Lewis Gardner                                  25,000                     25,000                     -0-
Gillian, Gaston & Waldon, EG                        25,000                     25,000                     -0-
Dan Hall                                             5,000                     5,000                      -0-
James M. & Jennifer L. Hall                         16,500                     16,500                     -0-
Robert D. Hall                                      16,500                     16,500                     -0-
Thomas M. Hall                                       2,500                     2,500                      -0-
Martin Hodas                                        15,000                     15,000                     -0-
James E. Hosch(3)                                   91,096                     40,500                   50,596
Eric J. Johnson                                     10,000                     10,000                     -0-
Arthur Kassoff                                      10,000                     10,000                     -0-
Charles Kirby                                       25,000                     25,000                     -0-
Eugene C. McColley                                   2,250                     2,250                      -0-
Barbara M. Mehigan IRA                              25,000                     25,000                     -0-
Louis Moringstar                                    40,000                     40,000                     -0-
Yiska Moser Trust                                   91,150                     91,150                     -0-
Donald R. Plante                                     5,000                     5,000                      -0-
Martin Rothstien                                     5,000                     5,000                      -0-
Frank H. Sell                                       10,000                     10,000                     -0-
Andrew Tobias                                       10,000                     10,000                     -0-
Edward Van Vliet                                    158,000                   158,000                     -0-
Edward Van Vliet IRA                                25,350                     25,350                     -0-
Rick Wilber                                         150,000                   150,000                     -0-

                                                         41

---------------

(1) The number of shares of common stock indicated includes those shares underlying warrants held by a selling security holder.

(2) The selling security holder will not own in excess of one (1%) percent of our outstanding common stock subsequent to the offering when combined with other offerings in which our common stock beneficially owned by the selling security holder has been registered.

(3)  James Hosch is one of our a directors.


                              PLAN OF DISTRIBUTION

     We are registering the shares of our common stock covered by this prospectus.

     As used in this prospectus, the selling security holder includes donees, pledgees, transferees or other successors in interest who will hold the selling security holders' shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

     The selling security holders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling security holders may sell some or all of their common stock through:

     o    ordinary brokers' transactions which may include long or short sales;

     o transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

     o purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

     o    market makers or into an existing market for the common stock;

     o other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o    transactions in options, swaps or other derivatives; or

     o any combination of the selling options described in this prospectus, or by any other legally available means.

     The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

     In its selling activities, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the Securities Exchange Act's rules and regulations, including Regulation M, which may limit the selling security holders' timing of purchases and sales of our common stock.

     The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an "underwriter," then they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

     In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     In addition, to selling its common stock under this prospectus, the selling security holders may:

     o Transfer its common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

     o Sell its common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

     We will amend or supplement this prospectus if required under the Securities Act.

     The selling security holders have been advised by us that during the time each is engaged in distribution of the securities covered by this prospectus, each must comply with Rule 10b-5 and Regulation M under the Exchange Act. They must do all of the following under those rules:

     o not engage in any stabilization activity in connection with our securities;

     o    furnish  each  broker  through  which   securities   covered  by  this
          prospectus may be offered the number of copies of this prospectus which are required by each broker; and

     o not bid for or purchase any securities of ours or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Any selling security holders who may be "affiliated purchasers" of ours as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M.

                              CERTAIN TRANSACTIONS

     In October 1993, Arthur Armijo, brother of our President, Ralph Armijo, made a $119,199 loan to us. The loan was evidenced by a promissory note dated October 1, 1993 bearing interest at the rate of 5% per year. The note was paid in full in February 1997 out of the proceeds of our initial public offering.

     In November 1993, Arthur Armijo and Ralph Armijo each personally guaranteed a line of credit in the amount of $200,000 extended by Vectra Bank, Denver, Colorado, to us. Such line of credit and Messrs. Armijo's personal guarantees were terminated in February 1996. No compensation was paid by us for such personal guarantees. In February 1996, Arthur Armijo and Ralph Armijo each personally guaranteed the factoring arrangement of ours with Colorado State Bank of Denver for a maximum of $750,000. No compensation was paid by us for such personal guarantees. The factoring arrangement was terminated in February 1997.

     In July 1996, Littleton Land Company made a $182,500 loan to us. The loan was evidenced by a non-interest bearing promissory note with a maturity date of August 31, 1996. Such note was prepaid in full on August 22, 1996. John McKowen, an employee of ours, is an affiliate of Littleton Land Company. In August 1996, we granted options to Mr. McKowen to purchase 212,500 shares of Common Stock at an exercise price of $4.12 per share, exercisable from February 1999 to August 2001.

     On March 31, 1996, Patrick Mawhinney, a shareholder and director of ours and our Chief Financial Officer, made a $45,110 loan to IPI. The loan is evidenced by a promissory note dated March 31, 1996. That note provides for the accrual of interest at a fixed rate of 10% per year and a maturity date of December 31, 1997. The loan was repaid in April 1997.

     In June 1996, Schneider Mawhinney & Associates, P.C. advanced $32,500 to Interactive Planet, Inc. This advance was repayable on demand without interest. Patrick Mawhinney's spouse is a principal of Schneider Mawhinney & Associates. In July 1996, Mr. Mawhinney made a loan to us in the amount of $30,000, evidenced by a promissory note dated July 26, 1996 and bearing interest at the rate of 9.75 percent per year. These loans were repaid in February 1997 out of the proceeds of our public offering.

     In July 1996, Cindy Simmons, a principal shareholder of ours, was issued a promissory note of ours in the amount of $75,000 as part of the purchase price for Interactive Planet, Inc. The promissory note provides for monthly payments of $6,250 due on the first day of each month beginning August 1, 1996 and maturing on July 1, 1997. The note was repaid in July 1997.

     In August 1996, Ralph Armijo made a loan to us in the amount of $70,000, evidenced by a promissory note dated August 6, 1996 and bearing interest at the rate of 9.75 percent per year. Such note was prepaid in full in October 1996.

     In January 1997, Ralph Armijo and Patrick Mawhinney guaranteed a short term promissory note of ours in the amount of $70,000. This note was repaid from the resale of equipment which was purchased with the borrowed funds. No compensation was paid by us for such guarantees.

     In October 1997, Pat Mawhinney made a $30,000 loan to us, evidenced by a promissory note dated October 5, 1997, which did not bear interest. The loan was repaid in November 1997.

     In March 1998, Pat Mawhinney made a $40,000 loan to us, evidenced by a promissory note dated March 13, 1998, which did not bear interest. The loan was repaid on March 31, 1998.

     In October 1997, Ralph Armijo guaranteed a line of credit in the amount of $750,000 extended to us by USA Funding, Dallas, Texas. No compensation was paid by us for such personal guarantee.

     James Hosch, a former Executive Vice President of Joseph Charles & Associates, Inc., has been one of our directors since June, 1998. Joseph Charles & Associates received $143,750 in commissions and $35,938 in expenses as the placement agent for a private placement of an aggregate of $1,437,500 principal amount of our10% Unsecured Subordinated Convertible Promissory Notes. The notes were sold from August 1996 until October 18, 1996. The notes were automatically converted into an aggregate of 349,126 units in our initial public offering of securities.

     Joseph Charles & Associates was the managing underwriter for our initial public offering of securities. We offered 1,000,000 units consisting of one share of our Common Stock and one common stock purchase warrant. Of the 1,000,000 shares of common stock and 1,000,000 warrants included in the offering, 755,000 shares of common stock and 1,000,000 warrants were sold by us and 245,000 shares of Common Stock were sold by certain of our shareholders. The units were sold on a firm commitment basis and Joseph Charles & Associates received a 10% discount on the public offering price of $6.00 per unit. Joseph Charles & Associates received pursuant to the underwriting agreement for that offering a non-accountable expense allowance equal to 3% of the total proceeds of the offering, or $180,000. We also agreed to retain Joseph Charles & Associates as a financial consultant for a period of two years, commencing on February 10, 1997 for a fee of $3,000 per month. We agreed under the underwriting agreement to sell Joseph Charles & Associates for $100, options to purchase up to 100,000 shares of common stock. Those options are exercisable for four years beginning on February 10, 1998 and at an exercise price of $7.38 per share.

     We also has entered into an engagement letter with Joseph Charles & Associates to assist us to complete an offering of up to 600,000 units, with each unit consisting of one share of common stock and one warrant. The offering price of the units was $4.50 per unit, or a total offering price of $2,700,000. In consideration for its services, we have agreed to pay Joseph Charles & Associates a sales commission of 10% of the funds raised in the offering. Joseph Charles & Associates also is entitled to purchase a number of units equal to 10% of the units sold in the offering for a period of five years from the date of closing of the offering at a purchase price of $4.50 per unit. Joseph Charles & Associates also is entitled to receive a 3% non-accountable expense allowance based on all funds raised in the offering. That offering was closed during April 1998 with an aggregate of 594,500 units being sold. On February 16, 1998 we entered into an agreement with Joseph Charles & Associates to engage it on an exclusive basis to complete the private placement that was started in November 1997 and we issued a total of 250,000 options to Joseph Charles & Associates and its designees. Those options are exercisable at $3.50 per share and expire on February 15, 2003.

     Although the foregoing transactions were determined without arm's length negotiations and involved conflicts of interest between the interests of the related parties and us, we believe that all of these transactions were entered into on terms no less favorable to us than could have been obtained from independent third parties. All future transactions by us with officers, directors and 5% stockholders and their affiliates will be entered into only if a majority of the outside directors determine that the terms of such transactions are no less favorable to us than could be obtained from unaffiliated parties. There are currently no new proposed related party transactions contemplated by us.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 20,000,000 shares of common stock, no par value. There are 4,960,024 shares currently outstanding. Holders of common stock are entitled to dividends when declared by the Board of Directors. Dividends on the common stock will be subject to any priority as to dividends for any preferred stock that may be outstanding. There currently is no preferred stock authorized or outstanding. Holders of common stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes including the election of directors. Cumulative voting for the election of directors is not permitted. The holders of a majority of the common stock are entitled to vote constitute a quorum at meetings of stockholders. The vote of the holders of a majority of common stock present at such a meeting will decide any question brought before such meeting, except for the following matters that require the vote of the holders of a majority of the common stock:

     o    Amendments to our Articles of Incorporation, and

     o    mergers or dissolutions

     Upon our liquidation or dissolution, the holder of each outstanding share of common stock will be entitled to share ratably in our net assets after the payment of all debts and other liabilities. No holder of common stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any of our securities convertible into shares of our stock. No holder of common stock has redemption or conversion rights. The outstanding shares of common stock are, and the common stock offered hereby will be when issued and paid, fully paid and nonassessable.

Transfer Agent and Registrar

     The transfer agent for our common stock is American Securities Transfer & Trust, Inc.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We currently have 4,960,024 shares of common stock outstanding. 1,948,128 shares of common stock are freely tradable without restriction or further registration under the Securities Act. However, any shares purchased by an affiliate of ours will be subject to the resale limitations of Rule 144 under the Securities Act. An affiliate of ours is a person who has a control relationship with us. The remaining 3,012,076 shares of common stock are "restricted securities" as that term is defined under Rule 144 of the Securities Act. Restricted Securities may only be sold by the following:

         o  a registration statement under the Securities Act,
         o  in compliance with the exemption provisions of Rule 144, or
         o  pursuant to another exemption under the Securities Act.

     Rule 144 provides, in essence, that a person and including any person who may be deemed an "affiliate" of ours, as that term is defined under the Securities Act, who has satisfied a one-year holding period for such restricted securities may sell within any three-month period an amount of restricted securities which does not exceed the greater of:

         o  one percent of that class of our outstanding securities, or
         o the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. In addition, pursuant to Rule 144, persons who are not affiliated with us and who have held their restricted securities for at least two years are not subject to the quantity limitations or the manner of sale restrictions of the rule. A sale of shares by our current shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of our common stock. To the extent that these shares enter the market, the value of the common stock in the over-the-counter market may be reduced. See "Risk Factors."

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     Our common stock commenced trading on the Nasdaq SmallCap Market under the symbol "NVDC" on February 11, 1997. We also have a class of common stock purchase warrants listed on the Nasdaq SmallCap Market under the symbol "NVDCW." The warrants also commenced trading on February 11, 1997. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and many not represent actual transactions.

                             Common Stock                    Warrants
                            ---------------           -----------------------
 Quarter Ended               High      Low             High              Low
 -------------               ----      ---             ----              ---
March 31, 1997              $5.625   $5.125           $0.750           $0.625
June 30, 1997               $6.000   $3.250           $0.875           $0.375
September 30, 1997          $7.000   $5.250           $1.031           $0.625
December 31, 1997           $7.000   $4.063           $1.031           $0.025
March 31, 1998              $7.125   $3.000           $0.891           $0.050
June 30, 1998               $6.813   $5.750           $1.250           $0.625
September 30, 1998          $7.219   $2.438           $1.250           $0.375
December 31, 1998           $6.000   $2.063           $0.938           $0.188

     The closing price as of February 5, 1999 was $10.50 for the common stock and $3.50 for the warrants.

     As of February 8, 1999, we have 78 common shareholders of record and believe that approximately 1,400 persons beneficial owns street named positions.

     We have not declared any cash dividends on our common shares for the last two fiscal years. We currently intend to retain funds from earnings, if any, from future growth and therefore do not intend to pay any cash dividends in the foreseeable future on our common stock. We are not currently a party to any agreement restricting the payment of dividends.

                                  LEGAL MATTERS

     Ballard Spahr Andrews & Ingersoll, LLP, will pass upon the validity of common stock offered by this prospectus.

                                     EXPERTS

     Our financial statements for the year ended December 31, 1997 in this prospectus have been audited by Hein + Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

             SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN
                                 INDEMNIFICATION

     The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  NAVIDEC, INC.

                          INDEX TO FINANCIAL STATEMENTS



                                                                           PAGE


Independent Auditor's Report................................................F-2

Balance Sheets - September 30, 1998 (Unaudited) and December 31, 1997.......F-3

Statements of Operations and Comprehensive Loss - For the Nine Months Ended
        September 30, 1998 and 1997 (Unaudited), and for the Years Ended
        December 31, 1997 and 1996..........................................F-4

Statements of Changes in Stockholders' Equity (Deficit) - For the
        Nine Months Ended September 30, 1998 and 1997 (Unaudited),
        and for the Years Ended December 31, 1997 and 1996..................F-5

Statements of Cash Flows - For the Nine Months Ended September 30, 1998
        and 1997 (Unaudited), and for the Years Ended December 31,
        1997 and 1996.......................................................F-6

Notes to Financial Statements...............................................F-7

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
NAVIDEC, Inc.
Englewood, Colorado


We have audited the accompanying balance sheet of NAVIDEC, Inc. as of December 31, 1997 and the related statements of operations and comprehensive loss, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.




HEIN + ASSOCIATES LLP

Denver, Colorado
March 5, 1998


                                       NAVIDEC, INC.

                                      BALANCE SHEETS


                                                                   SEPTEMBER 30,  DECEMBER 31,
                                                                       1998          1997
                                                                       ----          ----
                                                                   (Unaudited)
                                     ASSETS
                                     ------

CURRENT ASSETS:
    Cash and cash equivalents                                     $   395,000    $   369,000
    Accounts receivable:
         Trade, net of $50,000 allowance for doubtful accounts      1,523,000        726,000
         Retainage                                                       --           21,000
    Costs and estimated earnings in excess of billings                325,000        106,000
    Note receivable, related party                                     23,000         60,000
    Inventories                                                       502,000        549,000
    Prepaid expenses and other current assets                         247,000         86,000
                                                                  -----------    -----------
             Total current assets                                   3,015,000      1,917,000

PROPERTY AND EQUIPMENT, net                                           808,000        713,000

OTHER ASSETS:
    Intangibles, net                                                   84,000        169,000
    Restricted certificate of deposit                                    --          300,000
                                                                  -----------    -----------

TOTAL ASSETS                                                      $ 3,907,000    $ 3,099,000
                                                                  ===========    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
    Current portion of capital lease obligations                  $    36,000    $    37,000
    Notes payable                                                     578,000         63,000
    Accounts payable                                                1,032,000        778,000
    Accrued liabilities                                               245,000        171,000
    Payable to factor                                                 202,000        190,000
                                                                  -----------    -----------
             Total current liabilities                              2,093,000      1,239,000
                                                                  -----------    -----------

CAPITAL LEASE OBLIGATIONS, net of current portion                      69,000         95,000

NOTES PAYABLE, net of current portion                                    --          215,000

COMMITMENTS AND CONTINGENCIES (Notes 2 and 8)

STOCKHOLDERS' EQUITY:
    Common stock, no par value; 20,000,000 shares authorized;
         3,606,000 and 3,201,000 shares issued and outstanding,
         respectively                                               8,619,000      6,768,000
    Accumulated deficit                                            (6,874,000)    (5,218,000)
                                                                  -----------    -----------
             Total stockholders' equity                             1,745,000      1,550,000
                                                                  -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 3,907,000    $ 3,099,000
                                                                  ===========    ===========


              See accompanying notes to these financial statements.

                                       F-3


                                  NAVIDEC, INC.

                 STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS


                                        FOR THE NINE
                                        MONTHS ENDED                FOR THE YEARS ENDED
                                        SEPTEMBER 30,                   DECEMBER 31,
                                        -------------                   ------------
                                     1998            1997           1997           1996
                                     ----            ----           ----           ----
                                         (Unaudited)

NET SALES                         $ 5,678,000    $ 4,877,000    $ 6,008,000    $ 5,470,000

    Cost of sales                   3,733,000      3,234,000      4,219,000      4,425,000
                                  -----------    -----------    -----------    -----------

GROSS MARGIN                        1,945,000      1,643,000      1,789,000      1,045,000

    Operating expense               3,496,000      2,959,000      4,367,000      2,259,000
                                  -----------    -----------    -----------    -----------

OPERATING LOSS                     (1,551,000)    (1,316,000)    (2,578,000)    (1,214,000)

OTHER INCOME (EXPENSE):
    Interest expense, net            (101,000)      (255,000)      (236,000)      (204,000)
    Other                              (4,000)         1,000         12,000          3,000
    Impairment of goodwill               --             --       (1,305,000)          --
                                  -----------    -----------    -----------    -----------
         Other, Net                  (105,000)      (254,000)    (1,529,000)      (201,000)
                                  -----------    -----------    -----------    -----------

NET LOSS AND COMPREHENSIVE LOSS   $(1,656,000)   $(1,570,000)   $(4,107,000)   $(1,415,000)
                                  ===========    ===========    ===========    ===========

NET LOSS PER SHARE
  (Basic and Diluted)             $      (.50)   $      (.60)   $     (1.47)   $      (.73)
                                  ===========    ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES
  AND EQUIVALENTS OUTSTANDING       3,335,000      2,610,000      2,799,526      1,948,000
                                  ===========    ===========    ===========    ===========


              See accompanying notes to these financial statements.

                                       F-4


                                            NAVIDEC, INC.

                       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                           FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                      AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)


                                                     COMMON STOCK
                                              -------------------------   ACCUMULATED
                                                 SHARES        Amount       Deficit         Total
                                                 ------        ------       -------         -----

BALANCES, January 1, 1996                         217,000   $    63,000   $  (118,000)   $   (55,000)

    Exercise of stock options                     805,000         2,000          --            2,000
    Compensation recognized related to
         transfers of common stock to
         employees                                   --          83,000          --           83,000
    Shares issued in acquisition of IPI           679,000       675,000          --          675,000
    Reclassification of accumulated
         deficit in connection with
         termination of tax status as a
         Subchapter S-Corporation                    --        (422,000)      422,000           --
    Net loss                                         --            --      (1,415,000)    (1,415,000)
                                              -----------   -----------   -----------    -----------

BALANCES, December 31, 1996                     1,701,000       401,000    (1,111,000)      (710,000)

    Conversion of unsecured promissory
         notes to common stock                    104,000     1,438,000          --        1,438,000
    Issuance of common stock and
         warrants in a public offering, net
         of offering costs                      1,000,000     3,436,000          --        3,436,000
    Issuance of common stock for
         acquisition of TouchSource               207,000       776,000          --          776,000
    Issuance of common stock and
         warrants in a private placement,
         net of offering costs                    189,000       717,000          --          717,000
    Net loss                                         --            --      (4,107,000)    (4,107,000)
                                              -----------   -----------   -----------    -----------

BALANCES, December 31, 1997                     3,201,000     6,768,000    (5,218,000)     1,550,000

    Issuance of warrants for loan
         (unaudited)                                 --         300,000          --          300,000
    Issuance of common stock and
         warrants in a private placement,
         net of offering cost (unaudited)         405,000     1,551,000          --        1,551,000
    Net loss (unaudited)                             --            --      (1,656,000)    (1,656,000)
                                              -----------   -----------   -----------    -----------

BALANCES, September 30, 1998
 (Unaudited)                                    3,606,000   $ 8,619,000   $(6,874,000)   $ 1,745,000
                                              ===========   ===========   ===========    ===========


              See accompanying notes to these financial statements.

                                       F-5

                                                    NAVIDEC, INC.

                                              STATEMENTS OF CASH FLOWS

                                                                      FOR THE NINE
                                                                      MONTHS ENDED                FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,                   DECEMBER 31,
                                                                --------------------------    --------------------------
                                                                   1998           1997           1997            1996
                                                                -----------    -----------    -----------    -----------
                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                    $(1,656,000)   $(1,570,000)   $(4,107,000)   $(1,415,000)
    Adjustments to reconcile net loss to net cash used
       in operating activities:
          Depreciation and amortization                             422,000        233,000        865,000        173,000
          Impairment of goodwill                                       --             --        1,305,000           --
          Amortization of loan discount                              75,000           --             --             --
          Stock based compensation                                     --             --             --           83,000
          Provision for bad debt                                       --             --           41,000         59,000
          Changes in operating assets and liabilities:
             (Increase) decrease in:
                Accounts receivable                                (776,000)      (800,000)      (627,000)       (56,000)
                Costs and estimated earnings in excess
                   of billings                                     (219,000)      (153,000)      (106,000)          --
                Inventories                                          47,000       (105,000)      (315,000)         8,000
                Other assets                                       (161,000)       (66,000)       (52,000)       (33,000)
             Increase (decrease) in:
                Accounts payable and accrued  liabilities           254,000       (536,000)       (92,000)       352,000
                Other liabilities                                    74,000       (227,000)      (271,000)       198,000
                                                                -----------    -----------    -----------    -----------
       Net cash used in operating activities                     (1,940,000)    (3,224,000)    (3,359,000)      (631,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Release of restricted certificate of deposit                    300,000           --             --             --
    Decrease (increase) in notes receivable                          37,000           --             --             --
    Capital expenditures for property and
      equipment                                                    (432,000)      (403,000)      (475,000)      (472,000)
    Cash acquired in mergers                                           --            7,000          7,000          5,000
    Acquisition costs incurred                                         --             --          (32,000)       (38,000)
                                                                -----------    -----------    -----------    -----------
       Net cash used in investing activities                        (95,000)      (396,000)      (500,000)      (505,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from factoring of accounts receivable                1,059,000        240,000        634,000        491,000
    Payments to factor                                           (1,047,000)      (747,000)      (444,000)          --
    Proceeds from issuance of common stock                        1,551,000      5,349,000      4,153,000          2,000
    Proceeds from issuance of notes payable                         800,000        300,000        333,000      5,887,000
    Proceeds from notes payable - related parties                    40,000           --             --             --
    Payment on notes payable - related parties                      (40,000)          --             --             --
    Payment on notes payable and capital leases                    (302,000)    (1,202,000)      (369,000)    (4,608,000)
    Payment for deferred financing and offering costs                  --          (38,000)       (10,000)      (405,000)
                                                                -----------    -----------    -----------    -----------
       Net cash provided by financing activities                  2,061,000      3,902,000      4,297,000      1,367,000

INCREASE IN CASH AND CASH EQUIVALENTS                                26,000        282,000        438,000        231,000

CASH AND CASH EQUIVALENTS, beginning of
  period                                                            369,000        231,000        231,000           --
                                                                -----------    -----------    -----------    -----------


CASH AND CASH EQUIVALENTS, end of period                        $   395,000    $   513,000    $   669,000    $   231,000
                                                                ===========    ===========    ===========    ===========

SUPPLEMENTAL SCHEDULE OF CASH FLOW
  INFORMATION:
    Cash payments for interest                                  $    18,000    $   231,000    $    79,000    $   155,000
                                                                ===========    ===========    ===========    ===========

    Net assets, net of cash assumed,
       acquired in merger of NAVIDEC with IPI and TouchSource   $      --      $      --      $   769,000    $   670,000
                                                                ===========    ===========    ===========    ===========


    Debentures converted to common stock                        $      --      $ 1,437,000    $      --      $      --
                                                                ===========    ===========    ===========    ===========

    Valued assigned to warrants attached to debt financing
                                                                $   300,000    $      --      $      --      $      --
                                                                ===========    ===========    ===========    ===========
              See accompanying notes to these financial statements.
                                       F-6

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:
     -------------------------------------------------

     Organization and Nature of Operations - The Company was incorporated in the State of Colorado in 1993 and distributes various high technology and other products through traditional and electronic channels. Effective on July 1, 1996, the Company merged with Interactive Planet, Inc. (IPI) and as a result, the Company also provides comprehensive Internet and Intranet solutions, including design and development of World Wide Web sites, marketing, database integration, electronic commerce and order fulfillments. Effective July 31, 1997, the Company acquired TouchSource, and as a result, the Company designs and markets touch screen computer kiosks. Subsequent to September 1998, the Company acquired CarWizard.Com, Inc. and LeaseSource Online, Inc. (see Note 12).

     Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     Inventories - Inventories are stated at the lower of cost or market, determined by the first-in, first-out method and consist primarily of products held for resale.

     Property and Equipment - Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the assets using the 200% declining balance method generally over a three to seven year period. Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or the useful life. Expenditures for ordinary maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the account and any gain or loss is reflected in the statements of operations.

     Intangibles - Intangibles represents organization costs and the excess of the purchase price paid over the net liabilities acquired in the IPI and the TouchSource acquisition, net of amortization costs and impairment loss. The remaining balance in intangibles will be amortized during 1998.

     Impairment of Long-Lived Assets - In fiscal 1997, the Company adopted Financial Accounting Standards Board Statement No. 121, Accounting for Impairment of Long-Lived Assets (FAS 121). In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Adoption of FAS 121 had no effect on the December 31, 1997 financial statements other than to impair the goodwill associated with the IPI and TouchSource acquisitions to the value of the expected future cash flows associated with the acquired assets.

     Fair Value of Financial Instruments - The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of cash, trade accounts receivable, accounts payable, and accrued liabilities approximate fair value.

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     Revenue Recognition - The Company recognizes revenue upon delivery of its Internet/Intranet and Kiosk Solutions and Product Distribution goods.
     Internet/Intranet and Kiosk Solutions generally begin with consulting arrangements, which are billed on an hourly basis and/or on a percentage of completion method on fixed bid projects. Most of the Company's customers elect to update and expand their Web site frequently, and clients are billed monthly on a time and materials basis for these services. Additional sources of ongoing revenue include revenue from advertising sold by the Company on clients' Web sites, revenue from sales of merchandise and services over clients' Web sites and revenue from maintenance of client Web sites. The Company receives and records a percentage of the gross revenue from advertising and merchandise sales immediately upon completion of these sales.

     Revenues from long-term contracts are recognized on the percentage-of-completion method for indi vidual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues are recognized in the ratio that costs incurred bear to total estimated costs. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

     Contract costs include all labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Profits on short-term contracts are recorded upon substantial completion of each contract. Revenues from time and material contracts are recognized currently as the work is performed. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss on both short and long-term contracts is accrued.

     Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on
     uncompleted   contracts,"   represents   billings  in  excess  of  revenues
     recognized.

     Loss Per Share - Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (FAS 128). FAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS) with a presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur is securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS were the same for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996 because the Company had losses from operations and therefore, the effect of all potential common stocks was anti-dilutive.

     Income Taxes - During 1996, the Company converted to a "C Corporation" and adopted Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     liabilities are determined, based on the difference between the financial statements and tax bases of asset and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Use of Estimates - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. The Company makes significant estimates, including the allowance for doubtful accounts and the life of the excess of purchase price over net assets acquired (goodwill) in both the IPI merger and the TouchSource acquisition.

     Comprehensive Income - In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. (FAS 130). FAS 130, which is effective for fiscal years beginning after December 15, 1997, defines comprehensive income as all changes in shareholder equity exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1998 and 1997.

     New Pronouncements - SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for the Company's financial statements for the year ended December 31, 2000 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

     SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued in February 1998. This statement revises the disclosure requirement for pensions and other postretirement benefits. This statement is effective for the Company's financial statements for the year ended December 31, 1998 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued in June 1997. This statement establishes standards for the way public business enterprises report information about operating segments. It also establishes standards for related disclosure about products and services, geographical areas and major customers. This statement is effective for the Company's financial statements for the year ended December 31, 1998 and the adoption of this standard is not expected to have a material effect on the Company's financial statements, however, additional financial disclosures will be provided for financial segments.

     Unaudited Information - The balance sheet as of September 30, 1998 and the statements of operations for the nine-month periods ended September 30,

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     1998 and 1997 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal accruals), which are necessary to properly reflect the Company's financial position as of September 30, 1998 and the results of operations for the nine months ended September 30, 1998 and 1997. The results of operations for the interim periods presented are not necessarily indicative of those expected for the year.


2.   LIQUIDITY:
     ----------

     The Company has incurred net losses since inception and has experienced negative cash flows from operations. As described in Note 9, management has taken the following actions to improve the Company's financial position through offerings of its common stock.

          * In February 1997, the Company completed an initial public offering for the sale of its common stock and warrants which resulted in gross proceeds of approximately $4,555,000.

          * The Company raised approximately $2,268,000 additional capital in a private placement from November 1997 through April 1998.

          * The Company raised $1,305,000 additional capital in a private placement during October and November 1998.

          * The Company received approximately $944,000 from the exercise of stock options from October 1998 through January 11, 1998.

     The Company is also aggressively working to increase revenues and improve operating results, which will be necessary to ultimately achieve profitability. The Company most likely will also be required to raise additional capital to fund continuing losses. No assurances can be given that the Company will be successful in raising additional capital or ultimately achieving profitability.


3.   ACQUISITION AND IMPAIRMENT OF IPI AND TOUCHSOURCE TECHNOLOGIES:
     ---------------------------------------------------------------

     Effective July 1, 1996, the Company acquired 100% of the stock of IPI for 679,000 shares of common stock of the Company and a $75,000 note payable in a purchase transaction. The acquisition was valued at approximately $750,000 and resulted in goodwill of approximately $850,000 being recorded. Projected future cash flows associated with the technology previously developed by IPI declined due to rapidly changing technologies and increased competition for products developed with the IPI technology. In addition, in 1997, after the introduction of new Internet solutions by the Company, management decided to focus the Company on its automotive solution. As such, the Company reevaluated the goodwill related to this acquisition and recorded an impairment expense of $598,000, resulting in a remaining net balance of $20,000. This amount will be amortized during 1998.

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     Effective July 31, 1997, the Company acquired 100% of the stock of TouchSource for 207,000 shares of common stock of the Company in a purchase transaction. The acquisition was valued at approximately $776,000 and resulted in goodwill of approximately $859,000 being recorded. Subsequent to the acquisition, technologies developed more rapidly than expected, which has reduced the expected future cash flows associated with the TouchSource technology. Furthermore, the Company intends to integrate the TouchSource technology with its other products and market it primarily to the automotive industry, which was not a market focus of TouchSource. As such, the Company also reevaluated the related goodwill, and recorded an impairment expense of $707,000, resulting in a remaining net balance of $80,000. This amount is being amortized during 1998.

     The unaudited following pro forma information presents the effect of the TouchSource merger as if it occurred on January 1, 1996.

                                                   For the Years Ended
                                                       December 31,
                                                -------------------------
                                                    1997          1996
                                                    ----          ----

     Revenue                                    $ 6,362,000   $ 6,046,000
                                                ===========   ===========

     Net loss                                   $(4,377,000)  $(1,541,000)
                                                ===========   ===========

     Loss per share                             $     (1.50)  $      (.72)
                                                ===========   ===========

     Common share and equivalents outstanding     2,920,000     2,155,000
                                                ===========   ===========


     The above pro forma information is not necessarily indicative of the financial results which would have occurred if such acquisition had taken place at the earlier date, nor of future operating results.


4.   CONCENTRATION OF CREDIT RISK:
     -----------------------------

     Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions described below. The Company intends to market a significant portion of its products to the automotive industry in the forthcoming year. This may create a market concentration in future years. Sales to this industry have not been significant in the past.

     A geographic concentration exists because the Company has historically sold approximately 40% of its products and services in the State of Colorado with remaining revenue derived from sales throughout the United States. Financial instruments that subject the Company to credit risk consist

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     principally of accounts receivable. The Company performs periodic credit evaluations on its customers' financial condition to reduce its exposure to credit risks.

     At December 31, 1997, the Company maintained cash balances with a commercial bank, which were approximately $414,000 in excess of FDIC insurance limits.

     The Company is dependent on four key suppliers. The Company has contracts with these suppliers, however, they are not exclusive and can be terminated at any time. Management believes that while the Company may suffer a short-term adverse impact, it would be able to replace anyone of these suppliers.


5.   CONTRACTS IN PROGRESS:
     ----------------------

     The following applies to contracts in progress:

                                                      September 30, December 31,
                                                           1998         1997
                                                           ----         ----
                                                        (Unaudited)

    Costs incurred on contracts in progress              $109,000     $ 30,000
    Estimated earnings                                    216,000       76,000
                                                         --------     --------
                                                          325,000      106,000
    Less progress billings                                   --           --
                                                         --------     --------

    Costs and estimated earnings in excess of billings   $325,000     $106,000
                                                         ========     ========


6.   PROPERTY AND EQUIPMENT:
     -----------------------

     Property and equipment consists of the following:


                                           September 30,   December 31,
                                               1998            1997
                                               ----            ----
                                            (Unaudited)

        Furniture, fixtures and equipment   $ 1,369,000    $ 1,036,000
        Leasehold improvements                   43,000         41,000
                                            -----------    -----------
                                              1,412,000      1,077,000
        Less accumulated depreciation          (604,000)      (364,000)
                                            -----------    -----------

                                            $   808,000    $   713,000
                                            ===========    ===========

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



7.   NOTES PAYABLE:
     -------------

     Notes payable consists of the following:

                                                      September 30, December 31,
                                                          1998         1997
                                                          ----         ----
                                                      (Unaudited)

     Note payable, publicly held corporation,          $ 575,000     $    --
     at 9%, with  principal  and interest due
     December 31, 1998, collateralized by the
     assets of the Company.  The Company also
     issued   options  for  the  purchase  of
     470,000 shares of common stock to the lender as consideration for the loan.(1)

     Note payable, financial institution, due               --         275,000
     in  monthly  principal  installments  of
     $5,000 plus  interest at prime plus 1/4%
     (8.75% at December 31,  1997),  due July
     15,    2002,    collateralized    by   a
     certificate   of   deposit.   The   loan
     agreement  contains  covenants,   which,
     among other items, restricts the Company
     from  incurring   certain  debt.  As  of
     December 31, 1997, the Company is in compliance with these covenants.

     Other.                                                3,000         3,000
                                                       ---------     ---------
                                                         578,000       278,000

     Less current portion                               (578,000)      (63,000)
                                                       ---------     ---------

                                                       $    --       $ 215,000
                                                       =========     =========

------------------------

(1) The estimated fair value of the options of $300,000 is treated as a discount on the note payable and is being amortized over 4 months (the term of the loan) using the interest method.

          Note payable, due December 31, 1998                         $ 800,000
          Less unamortized discount at September 30, 1998              (225,000)
                                                                      ---------

                      Net carrying value                              $ 575,000
                                                                      =========


8.   COMMITMENTS AND CONTINGENCIES:
     ------------------------------

     Capital Lease Obligations - The Company leases certain equipment under agreements classified as capital leases. Equipment under the leases has a

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     cost  of   approximately   $174,000   and   accumulated   amortization   of
     approximately $43,000. The following is a schedule of future minimum lease payments under capital leases at December 31, 1997.


            Future minimum lease payments                 $ 177,000
            Less amount representing interest               (45,000)
                                                          ---------

            Present value of net minimum lease payments     132,000

            Less current portion                            (37,000)
                                                          ---------

                                                          $  95,000
                                                          =========


     Office Leases - The Company leases its office space under operating leases for a term expiring 2001. The lease calls for monthly payments of $10,000. The aggregate minimum annual lease payments are as follows:

                                                     Operating
         Year Ending December 31,                      Leases
         ------------------------                      ------

                   1998                              $ 121,000
                   1999                                111,000
                   2000                                101,000
                   2001                                 42,000
                                                     ---------

        Total minimum lease payments                 $ 375,000
                                                     =========


     Receivables Factored With Recourse - In 1997, the Company entered into an agreement with a bank to factor, with full recourse, existing and future accounts receivable to a maximum of $750,000. The Company must maintain a cash reserve account with the bank of up to 20% of the face amount of receivables sold to the bank. The Company's recourse obligation is secured by all of the Company's assets and is guaranteed by one of the Company's shareholders. As of September 30, 1998 and December 31, 1997, the face amount of receivables factored was $263,000 and $249,000 resulting in a recourse obligation of $202,000 and $190,000, respectively. For financial presentation purposes, the related receivable and outstanding recourse liability have been included as an asset and liability, respectively, on the balance sheet.

     Employment Agreements - In July 1996, the Company entered into employment agreements with two shareholders. The agreements provide for payments totaling $165,000 per year through June 30, 1998 and include covenants not to compete during the term of employment and for one year thereafter.

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     The Company entered into a service agreement with a shareholder which commenced on August 1, 1996, and was subsequently extended through February 1999. The agreement provides for payments of approximately $5,000 per month plus options to purchase 212,500 shares of the Company's common stock at $4.12 per share. The options are exercisable from April 1999 to October 2001. The agreement also contains a covenant not to compete during the term of the service agreement and for one year thereafter. During 1997, the Company loaned $60,000 to this shareholder at 5.5% interest, due in semi-monthly installments of $2,300 beginning January 1, 1998, collateralized by the options discussed above.

     In April 1997, the Company entered into an additional service agreement with this shareholder. This agreement provides for additional payments of $5,000 per month plus 2 1/2% of any capital raised as a result of the shareholder's efforts in the form of options and warrants for the Company's stock. These options shall be exercisable at the closing price of the Company's stock on the date of closing of any transaction, exercisable commencing six months after each grant and expire five years from the date of each grant. The agreement expired on October 1, 1997. As a result of this agreement, 14,862 and 4,717 options were outstanding at September 30, 1998 and December 31, 1997, respectively.


9.   STOCKHOLDERS' EQUITY (DEFICIT):
     -------------------------------

     Termination of S-Corporation Status - Effective July 1, 1996, the Company terminated its S-Corporation status and became a C-Corporation. As a result, the Company reclassified its accumulated deficit attributable to the S-Corporation as a reduction in common stock upon termination of S-Corporation status.

     Public Stock Offering - In February 1997, the Company completed an initial public stock offering of 1,000,000 Units (comprised of 1,000,000 shares of common stock and warrants for the purchase of 1,000,000 shares of common stock) which provided gross proceeds to the Company of approximately $4,555,000. Included in the 1,000,000 shares were 245,000 shares offered by the holders of unsecured subordinated convertible promissory notes. Each warrant allows the holder to purchase one share of common stock at an exercise price of $7.20 through February 2002. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice if the market price of the common stock for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds $8.40. The Company also sold to the underwriter at the close of the public offering underwriters warrants, at a price of $0.001 per warrant, to purchase 100,000 shares of common stock. The underwriters warrants are exercisable through February 2002 at $7.38 per share.

     Private Placement - From November 1997 to April 1998, the Company raised additional capital in a private placement offering of 594,500 units at $4.50 per unit (comprised of 594,500 shares of common stock and warrants for the purchase of 594,500 shares of common stock) which provided gross proceeds to the Company of approximately $2,268,000. Each warrant allows the holder to purchase one share of common stock at an exercise price of

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     $7.20 for a period extending through February 10, 2002. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice if the market price of the Company's common stock for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds $8.40. Offering costs associated with the private placement included sales commissions and non-accountable expenses totaling 13% of the proceeds of the offering, as well as placement agent warrants to purchase 59,450 units for 5 years from the date of closing at $4.50 per unit and warrants for the purchase of 250,000 shares of common stock for $3.50 per share. In addition, the Company agreed to issue any broker or registered agent who placed four or more units (consisting of 6,000 units or $27,000 each) one broker warrant for each $20 sold. During the private placement, the Company issued 180,369 warrants to brokers or registered agents. The warrants are exercisable at $4.50 for five years.

     From October 1998 to November 1998, the Company raised additional capital in a private placement offering of 700,000 shares at $2.00 per share of common stock which provided gross proceeds to the Company of approximately $1,305,000. Offering costs associated with the private placement included sales commissions totaling 8% of the proceeds of the offering. In addition, the Company agreed to issue any broker or registered agent who placed 50,000 or more shares, one broker warrant for each $20 sold. During the private placement, the Company issued 70,000 broker warrants to brokers or registered agents. The warrants are exercisable at $2.00 for five years.

     Stock Split - During 1996, the Company declared a 1 for 2 reverse stock split and 510.2041 for 1 stock split. The Company also declared a .85 for 1 reverse stock split to be effective immediately prior to the initial public offering. Accordingly, all common stock reflected in the financial statements and accompanying notes reflect the effect of the split and reverse splits.

     Common Stock Transfers, Warrants, and Options - In June 1996, an officer and a shareholder transferred 83,725 shares of common stock to employees at no cost. The Company recognized $83,000 in compensation expense related to this transfer.

     During 1994 and 1993, the Company issued stock options to an officer and shareholder to purchase 804,881 shares of common stock at an aggregate exercise price of $1,745. During June 1996, these options were exercised.

     During September 1997, the Board of Directors granted options for the purchase of 84,500 shares of common stock under the Stock Option Plan, at an exercise price of $5.50 (quoted market price at grant date). As of December 31, 1998, options for the purchase of 4,550 has been forfeited as a result of employee terminations. All remaining options vested in September 1998 and expire in September 2002.

     The Board of Directors granted options for the purchase of 935,300 and 429,834 shares of common stock under the Stock Option Plan during the nine months ended September 30, 1998 and subsequent to September 30, 1998, respectively. The exercise prices of those options range from $2.44 to $9.50 per share (quoted market price at grant date). For options granted

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)


     during 1998, options for the purchase of 142,300 shares of common stock have been forfeited as a result of employee terminations. The remaining options expire from February 2003 through March 2005. As of December 31, 1998, options for the purchase of 114,500 shares of common stock have vested. The remaining options vest from February 1999 through October 2001.

     During the nine months ended September 30, 1998, the Company borrowed $800,000 from a publicly held entity. As consideration for the loan, the Company issued options for the purchase of 177,165 and 354,350 shares of common stock at $4.50 and $6.50, respectively, per share. The options expire in December 1999 (see Note 7).

     From October 1, 1998 through January 11, 1999, options for the purchase of 241,536 shares of commons stock were exercised, net proceeds of $943,980 was received by the Company.

     Pro Forma Stock-Based Compensation Disclosures - The Company applies APB Opinion 25 and related interpretations in accounting for stock options granted to employees and directors. Accordingly, no compensation cost has been recorded for grants of options to employees and directors where the exercise price is not less than the fair market value of the Company's common stock on the measurement date. Had compensation cost been determined using the fair value method pursuant to FAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated in the following table:


                                          Years Ended December 31,
                                      ------------------------------
                                           1997              1996
                                           ----              ----
          Net loss
                   As reported        $  (4,107,000)   $  (1,415,000)
                   Pro forma             (4,219,000)      (1,415,000)

          Net loss per common share
                   As reported        $       (1.47)   $        (.73)
                   Pro forma                  (1.51)            (.73)


     The fair value of all options granted was estimated as of the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:


                                                   Years Ended December 31,
                                                   ------------------------
                                                       1997      1996
                                                       ----      ----

               Estimated fair value per option       $ 4.33     $  --
               Expected volatility                      104%       - %
               Risk-free interest rate                  5.5%      6.5%
               Expected dividends                        --        --
               Expected term (in years)                 4.4       3.5

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)


10.  INCOME TAXES:
     -------------

     As of December 31, 1997, the Company has a net operating loss (NOL) carryforward for tax reporting purposes of approximately $3,750,000. This NOL expires in the years 2011 through 2017.

     Deferred income taxes are provided for differences between the tax and book basis of assets and liabilities as a result of temporary differences in the recognition of revenues or expenses for tax and financial reporting purposes, which relates primarily to certain items not currently deductible for tax purposes until paid.

     Deferred tax assets (liabilities) resulting from these differences consist of the following:


                 Net operating loss carryforward   $ 1,398,000
                 Other                                 (30,000)
                                                   -----------
                        Total                        1,368,000

                 Less valuation allowance           (1,368,000)
                                                   -----------

                        Net deferred tax asset     $      --
                                                   ===========

     The valuation allowance for deferred tax assets increased from $236,000 at December 31, 1996 to $1,330,000 at December 31, 1997, due primarily to an increase in the Company NOL carryforwards.


11.  DEFINED CONTRIBUTION PLAN:
     --------------------------

     The Company has a 401(k) profit sharing plan (the Plan). Eligible employees may make voluntary contributions to the Plan. The amount of employee contributions is limited as specified in the Plan. The Company may, at its discretion, make additional contributions to the Plan. The Company made no contributions in 1997 and 1996.


12.  SUBSEQUENT EVENTS:
     ------------------

     Effective December 31, 1998, the Company acquired LeaseSource, Inc. and CarWizard, Inc. in a purchase transaction for 250,000 shares of common stock of the Company. In addition, the shareholders of LeaseSource and CarWizard will be entitled to an earn-out based on the profitability of the two companies. Both acquired companies operate automotive information Web sites.

     Also see Note 9 on the subsequent sale of common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.
         ------------------------------------------

     The Registrant's Articles of Incorporation eliminate the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Registrant's Articles of Incorporation and By-Laws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

     Item 25. Other Expenses of Issuance and Distribution
              ---------------------------------------------

     The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:


         Total Registration Fee Under Securities Act of 1933.........  $ 2,134
         Printing and Engraving .....................................   25,000 *
         Accounting Fees and Expenses................................    5,000 *
         Legal Fees and Expenses ....................................   15,000 *
         Blue Sky Fees and Expenses (including related legal fees) ..    1,000 *
         Transfer Agent Fees ........................................    2,000 *
         Miscellaneous ..............................................    1,866 *
                                                                        -------

         Total.......................................................  $52,000
                                                                       =======
*Estimated



Item 26.  Recent Sales of Unregistered Securities
          ---------------------------------------

     In July 1996, the Registrant issued an aggregate of 678,877 shares of its common stock (the "Common Stock") to the existing shareholders of Interactive Planet, Inc. ("IPI") in exchange for all of this issued and outstanding shares of IPI in connection with the merger of IPI with and into the Registrant. The Registrant relied on the statutory exemption provided by Section 4(2) of the Securities Act of 1933 in accordance with the preliminary note of Rule 145 whereby the exchange was made with a group of 14 shareholders of IPI not involving any public offering.

     In August 1996, the Registrant issued to John McKowen, pursuant to an employment agreement, options to purchase 212,500 shares of Common Stock at an exercise price of $4.12 per share. Such options are exercisable after February 1, 1999 and expire August 1, 2001. This was a privately negotiated transaction with a sophisticated investor not involving any public offering and exempt pursuant to Section 4(2) of the Securities Act of 1933.

     From August through October 1996, the Registrant consummated the sale of an aggregate of $1,437,500 principal amount of 10% Unsecured Subordinated Convertible Promissory Notes, due December 31, 1997, in a private placement to investors. The Notes were automatically converted into an aggregate of 349,126 units, with each unit consisting of one share of Common Stock and one Common Stock purchase warrant, upon the consummation of the Registrant's initial public offering. Joseph Charles & Associates, Inc., received $143,750 in commissions and $35,938 in expenses as placement agent in such private placement. This offering was made pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act of 1933 as an offering not involving any public offering solely to accredited investors.

     In June 1996, Ralph Armijo exercised options to purchase 804,881 shares of Common Stock for an aggregate exercise price of $1,745. These options were granted during 1993 and 1994 in lieu of salary. Mr. Armijo was and is the chief executive officer of the Registrant and the transaction was exempt as a transaction not involving any public offering pursuant to Section 4(2) of the Securities Act of 1933.

     From November 1997 to April 1998, the Registrant raised net proceeds of approximately $2,229,750 from the issuance of 594,500 shares of common stock and warrants from a private placement. Each warrant entitles the holder to purchase one share of Common Stock at a price of $7.20 per share until February 10, 2002. The warrants are redeemable at the option of the Registrant, at $.05 per warrant, at any time on or after February 10, 1998. This offering was made pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act of 1933 as an offering not involving any public offering solely to accredited and sophisticated investors.

     On November 24, 1998, the Registrant completed an offering of 700,000 shares of its Common Stock to twenty investors. The Registrant raised $1,305,000 from that offering. That offering was made pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act of 1933 as an offering not involving any public offering solely to accredited and sophisticated investors. The Registrant also issued warrants to purchase 70,000 shares of Common Stock to four persons for assisting the Registrant in the placement of those securities. Those warrants were issued pursuant to Rule 506 and are exercisable at $2.00 per share during the five-year period commencing on November 24, 1998.

Item 27.  Exhibits

     The following Exhibits are filed as part of this Form SB-2 Registration Statement pursuant to Item 601 of Regulation S-B by incorporation by reference to other filings:

3.1       Amended and Restated Articles of Incorporation  of ACI Systems, Inc.*
3.2       Amended  and  Restated  Bylaws of ACI  Systems,  Inc.*
3.3 Articles of Merger and Agreement and Plan of Merger Between ACI Systems, Inc. and Interactive Planet, Inc.*
4.1       Form of Certificate for Common Stock of NAVIDEC, Inc.*
5.1 Form of Opinion, with Consent, of Ballard Spahr Andrews & Ingersoll, LLP. Filed herewith.
10.1 Form of "Lock Up" Letter entered into by the Registrant's current shareholders.*
10.2 Form of Shareholders' Agreement dated July 12, 1996, among NAVIDEC, Inc. and its shareholders on such date.*
10.3 Form of Confidentiality and Non-Disclosure Agreement between the Registrant and its significant technical employees.*
10.4 Employment Agreement dated July 3, 1996between NAVIDEC, Inc. and Ralph Armijo.*
10.5      Employment Agreement between NAVIDEC, Inc. and John R. McKowen.*
10.6 Lease Agreement dated February 23, 1996 for the premises located at 14 Inverness Dr., Building F, Suite 116, Englewood, Colorado 80112.*
10.7 Lease Agreement dated October 27, 1993 for the premises located at 7002 S. Revere Parkway, Suite 40, Englewood, Colorado 80112 [Terminated in December 1996].*
10.8 Promissory Note as of October 1, 1993, in the principal amount of $119,199, from ACI Systems, Inc. payable to Arthur Armijo.*
10.9 Promissory Note as of March 31, 1996, in the principal amount of $45,110 from Interactive Planet, Inc. payable to Patrick Mawhinney*
10.10 Promissory Note as of July 9, 1996, in the principal amount of $75,000 from NAVIDEC, Inc. payable to Cynthia Simmons.*

10.11 Business/Manager Agreement and Commercial Security Agreement, each dated February 27, 1996, between NAVIDEC, Inc. and Colorado State Bank of Denver.*
10.12 Form of Commercial Guarantee of Ralph Armijo and Arthur Armijo in favor of Colorado State Bank of Denver in connection with February 27, 1996 Promissory Note.*
10.13 Form of Commercial Continuing Guarantee of Ralph Armijo and Arthur Armijo dated November 17, 1993 in favor of Vectra Bank in connection with line of credit terminated in February 1996.*
10.14 Promissory Note as of August 6, 1996, in the principal amount of $70,000 from NAVIDEC, INC. payable to Ralph Armijo.*
10.15 Promissory Note as of July 26, 1996 in the principal amount of $30,000 from NAVIDEC, INC. payable to Patrick Mawhinney.*
10.16 Promissory Note as of July 25, 1996, in the principal amount of $182,500 from NAVIDEC, INC. payable to Little Land Company.*
10.17     Netscape Commercial Applications Partner Program (NCAPP) Guidelines.*
10.18 Form of Restated Agreement Not to Sell with Bridge Financing Selling Stockholders.*
10.19 Form of Insider's Lock-up Agreement to be entered into by the Registrant's officers, directors and 5% shareholders.*
10.20 Form of Promissory Note in the principal amount of $70,000 from NAVIDEC, Inc. payable to Trust Company of America FBO Michael
          Hendricks  SEP  IRA  and   guaranteed  by  Ralph  Armijo  and  Patrick
          Mawhinney.*
10.21     Wheels licence agreement with the Denver Post.**
10.22     Wheels licence agreement with KOIN TV.**
10.23     The Registrant's stock option plan.***
10.24     Agreement to provide services with John McKowen.****
10.25 Engagement letter dated October 27, 1997 with Joseph Charles & Associates.****
10.26 Engagement Agreement dated February 16, 1998 with Joseph Charles & Associates.****
10.27 Employment Agreement between NAVIDEC, Inc. and Ralph Armijo dated May 1 , 1998.****
10.28 Employment Agreement between NAVIDEC, Inc. and Hal Anderson dated May 1, 1998.****
10.29 Employment Agreement between NAVIDEC, Inc. and Patrick Mawhinney dated May 1 , 1998. ****
10.30 Employment Agreement between NAVIDEC, Inc. and Kenneth Bero dated December 15, 1997.****
21.1      Subsidiaries of the Registrant.*
23.1      Consent of Hein & Associates  LLP. Filed herewith.

23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1). Filed herewith.

 ----------------

* Incorporated by reference from the like numbered exhibit to the Registrant's Registration Statement on Form SB-2 declared effective February 10, 1997 (SEC File Number 333-14497).
** Incorporated by reference from the Registrant's Annual Report on From 10-KSB for the year ended December 31, 1997.
*** Incorporated by reference from the Registrant's preliminary proxy statement for the 1998 Annual Shareholders' Meeting.
**** Incorporated by reference from the Registrant's Registration Statement on Form SB-2 declared effective July 22, 1998 (SEC File Number 333-59019).

Item 28.  Undertakings
          ------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

(1)  To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii)to include any additional or changed material information on the plan of distribution.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Englewood, State of Colorado on the 12th day of February, 1999.

                                           NAVIDEC, INC.



                                           By: /s/ Ralph Armijo
                                               ---------------------------------
                                               Ralph Armijo, President, Chief
                                               Executive Officer and Director


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                            Title                       Date
---------                            -----                       ----

/s/ Ralph Armijo                President, Chief             February 12, 1999
------------------------        Executive Director
Ralph Armijo                    and Director

/s/ Andrew Davis                Director                     February 12, 1999
------------------------
Andrew Davis


/s/ Patrick R. Mawhinney        Chief Financial Officer,     February 12, 1999
------------------------        Treasurer and Director
Patrick R. Mawhinney


/s/ Lloyd G. Chavez, Jr.        Director                     February 12, 1999
------------------------
Lloyd G. Chavez, Jr.


/s/ Gerald A. Marroney          Director                     February 12, 1999
------------------------
Gerald A. Marroney


/s/ James Hosch                 Director                     February 12, 1999
------------------------
James Hosch


/s/ Michael Kranitz             Director and Vice            February 12, 1999
------------------------        President of Strategic
Michael Kranitz                 Development

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.






                                    EXHIBITS

                                       TO


                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                     THE SECURITIES ACT OF 1933, AS AMENDED







                                  NAVIDEC, INC.
                     ---------------------------------------
                    (Name of Company as specified in charter)

                                  NAVIDEC, INC.

                        FORM SB-2 REGISTRATION STATEMENT

     The following Exhibits are filed as part of the Registrant's Form SB-2 Registration Statement pursuant to Item 601 of Regulation S-B.




Exhibit Number                           Description

3.1       Amended and Restated Articles of Incorporation  of ACI Systems, Inc.*
3.2       Amended  and  Restated  Bylaws of ACI  Systems,  Inc.*
3.3 Articles of Merger and Agreement and Plan of Merger Between ACI Systems, Inc. and Interactive Planet, Inc.*
4.1       Form of Certificate for Common Stock of NAVIDEC, Inc.*
5.1 Form of Opinion, with Consent, of Ballard Spahr Andrews & Ingersoll, LLP. Filed herewith.
10.1 Form of "Lock Up" Letter entered into by the Registrant's current shareholders.*
10.2 Form of Shareholders' Agreement dated July 12, 1996, among NAVIDEC, Inc. and its shareholders on such date.*
10.3 Form of Confidentiality and Non-Disclosure Agreement between the Registrant and its significant technical employees.*
10.4 Employment Agreement dated July 3, 1996between NAVIDEC, Inc. and Ralph Armijo.*
10.5      Employment Agreement between NAVIDEC, Inc. and John R. McKowen.*
10.6 Lease Agreement dated February 23, 1996 for the premises located at 14 Inverness Dr., Building F, Suite 116, Englewood, Colorado 80112.*
10.7 Lease Agreement dated October 27, 1993 for the premises located at 7002 S. Revere Parkway, Suite 40, Englewood, Colorado 80112 [Terminated in December 1996].*
10.8 Promissory Note as of October 1, 1993, in the principal amount of $119,199, from ACI Systems, Inc. payable to Arthur Armijo.*
10.9 Promissory Note as of March 31, 1996, in the principal amount of $45,110 from Interactive Planet, Inc. payable to Patrick Mawhinney*
10.10 Promissory Note as of July 9, 1996, in the principal amount of $75,000 from NAVIDEC, Inc. payable to Cynthia Simmons.*
10.11 Business/Manager Agreement and Commercial Security Agreement, each dated February 27, 1996, between NAVIDEC, Inc. and Colorado State Bank of Denver.*
10.12 Form of Commercial Guarantee of Ralph Armijo and Arthur Armijo in favor of Colorado State Bank of Denver in connection with February 27, 1996 Promissory Note.*
10.13 Form of Commercial Continuing Guarantee of Ralph Armijo and Arthur Armijo dated November 17, 1993 in favor of Vectra Bank in connection with line of credit terminated in February 1996.*
10.14 Promissory Note as of August 6, 1996, in the principal amount of $70,000 from NAVIDEC, INC. payable to Ralph Armijo.*
10.15 Promissory Note as of July 26, 1996 in the principal amount of $30,000 from NAVIDEC, INC. payable to Patrick Mawhinney.*
10.16 Promissory Note as of July 25, 1996, in the principal amount of $182,500 from NAVIDEC, INC. payable to Little Land Company.*
10.17     Netscape Commercial Applications Partner Program (NCAPP) Guidelines.*
10.18 Form of Restated Agreement Not to Sell with Bridge Financing Selling Stockholders.*

10.19 Form of Insider's Lock-up Agreement to be entered into by the Registrant's officers, directors and 5% shareholders.*
10.20 Form of Promissory Note in the principal amount of $70,000 from NAVIDEC, Inc. payable to Trust Company of America FBO Michael
          Hendricks  SEP  IRA  and   guaranteed  by  Ralph  Armijo  and  Patrick
          Mawhinney.*
10.21     Wheels licence agreement with the Denver Post.**
10.22     Wheels licence agreement with KOIN TV.**
10.23     The Registrant's stock option plan.***
10.24     Agreement to provide services with John McKowen.****
10.25 Engagement letter dated October 27, 1997 with Joseph Charles & Associates.****
10.26 Engagement Agreement dated February 16, 1998 with Joseph Charles & Associates.****
10.27 Employment Agreement between NAVIDEC, Inc. and Ralph Armijo dated May 1 , 1998.****
10.28 Employment Agreement between NAVIDEC, Inc. and Hal Anderson dated May 1, 1998.****
10.29 Employment Agreement between NAVIDEC, Inc. and Patrick Mawhinney dated May 1 , 1998. ****
10.30 Employment Agreement between NAVIDEC, Inc. and Kenneth Bero dated December 15, 1997.****
21.1      Subsidiaries of the Registrant.*
23.1      Consent of Hein & Associates  LLP. Filed herewith.
23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1). Filed herewith.

 ----------------

* Incorporated by reference from the like numbered exhibit to the Registrant's Registration Statement on Form SB-2 declared effective February 10, 1997 (SEC File Number 333-14497).
** Incorporated by reference from the Registrant's Annual Report on From 10-KSB for the year ended December 31, 1997.
*** Incorporated by reference from the Registrant's preliminary proxy statement for the 1998 Annual Shareholders' Meeting.
**** Incorporated by reference from the Registrant's Registration Statement on Form SB-2 declared effective July 22, 1998 (SEC File Number 333-59019).